    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 13, 1999

                                                   REGISTRATION NO.    -
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------

                                   FORM SB-2
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                                PREDICT IT INC.
                 (NAME OF SMALL BUSINESS ISSUER IN ITS CHARTER)

                DELAWARE                                    7375                                   84-1433978
    (STATE OR OTHER JURISDICTION OF             (PRIMARY STANDARD INDUSTRIAL                    (I.R.S. EMPLOYER
     INCORPORATION OR ORGANIZATION)             CLASSIFICATION CODE NUMBER)                   IDENTIFICATION NO.)

                            ------------------------

                              41 EAST 11TH STREET
                            NEW YORK, NEW YORK 10003
                                 (212) 331-1120
         (ADDRESS AND TELEPHONE NUMBER OF PRINCIPAL EXECUTIVE OFFICES)

                            ------------------------

                               ANDREW P. MERKATZ
                                   PRESIDENT
                              41 EAST 11TH STREET
                            NEW YORK, NEW YORK 10003
                                 (212) 331-1120
           (NAME, ADDRESS AND TELEPHONE NUMBER OF AGENT FOR SERVICE)

                            ------------------------

                                   Copies to:
                            MICHAEL L. PFLAUM, ESQ.
                            MARLENE M. MARKARD, ESQ.
                          CAMHY KARLINSKY & STEIN LLP
                           1740 BROADWAY, 16TH FLOOR
                         NEW YORK, NEW YORK 10019-4315
                                 (212) 977-6600

     Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /x/

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. / /

     If delivery of the prospectus is expected to be made pursuant to Rule 434 check the following box. / /

                            -----------------------------

                           CALCULATION OF REGISTRATION FEE

                                                               PROPOSED
                                                           MAXIMUM OFFERING         PROPOSED
          TITLE OF EACH CLASS              AMOUNT TO BE        PRICE PER       MAXIMUM AGGREGATE        AMOUNT OF
     OF SECURITIES TO BE REGISTERED         REGISTERED         SHARE(1)        OFFERING PRICE(1)    REGISTRATION FEE
                                            10,206,750
Common Stock, $0.01 par value...........     shares(2)           $1.43           $14,595,652.50         $4,057.60

(1) Estimated solely for the purpose of calculating the registration fee under Rule 457(c) under the Securities Act on the basis of the average of the bid and asked price of our common stock as quoted on the OTC Electronic Bulletin Board on August 12, 1999.

(2) Includes: (i) 1,000,000 shares of common stock underlying 1,000,000 shares of Series A Preferred Stock; (ii) 206,750 shares of common stock issuable upon the exercise of two options which we have granted; and (iii) 9,000,000 shares of outstanding common stock.

                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

The information contained in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                  SUBJECT TO COMPLETION DATED AUGUST 13, 1999

                                PREDICT IT INC.
                             SHARES OF COMMON STOCK

                               ------------------

     This prospectus covers an aggregate of 10,206,750 shares of our common stock, which will be sold, from time to time, by some of our stockholders. These stockholders previously received the shares of common stock from us, or will receive these shares of common stock from us, by converting their shares of our preferred stock into shares of our common stock or exercising previously issued options for shares of our common stock. We will not receive any money from the stockholders when they sell their shares of common stock, but we will receive monies upon the exercise of our stock options. We have agreed to pay all costs and expenses relating to the registration of our common stock, but any stockholders who sell their shares of common stock shall be responsible for any related commissions, taxes, fees of counsel and related charges in connection with the offer and sale of the common stock. The stockholders may sell all, or a portion of, our common stock being registered by this registration statement in the over-the-counter market or in private transactions at prices related to the prevailing prices of our common stock at the time of negotiation. The stockholders may sell their common stock through one or more broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the stockholders.

     Our common stock is quoted on the OTC Electronic Bulletin Board under the symbol "PRIT." On August 12, 1999, the price of our common stock as quoted on the OTC Electronic Bulletin Board was $1.81.

                               -----------------------

     The securities offered hereby are speculative and involve a high degree of risk. See "Risk Factors" commencing on page 7.

                               -----------------------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                                AUGUST 13, 1999

     You may rely only on the information contained in this prospectus. We have not authorized anyone to provide information different from that contained in this prospectus. Neither the delivery of the prospectus nor the sale of common stock means that information contained in this prospectus is correct after the date of this prospectus. This prospectus is not an offer to sell or solicitation of an offer to buy these shares of common stock in any circumstances under which the offer or solicitation is unlawful.

                               TABLE OF CONTENTS

                                                                                                              PAGE
                                                                                                              ----
Special Note on Forward-looking Statements.................................................................    3
Prospectus Summary.........................................................................................    4
The Company................................................................................................    4
The Offering...............................................................................................    4
Summary Financial Information..............................................................................    5
Available Information......................................................................................    6
Risk Factors...............................................................................................    7
The Company................................................................................................   15
Use of Proceeds............................................................................................   16
Price Range of Common Stock................................................................................   16
Dividend Policy............................................................................................   16
Capitalization.............................................................................................   16
Selected Financial Data....................................................................................   17
Management's Discussion & Analysis of Financial Condition & Results of Operations..........................   20
Business...................................................................................................   20
Management.................................................................................................   31
Executive Compensation and Other Information...............................................................   33
Stock Option Plan..........................................................................................   35
Related Party Transactions.................................................................................   35
Principal Stockholders.....................................................................................   36
Selling Security Holders...................................................................................   38
Plan of Distribution.......................................................................................   40
Description of the Capital Stock...........................................................................   41
Shares Eligible for Future Sale............................................................................   43
Legal Matters..............................................................................................   44
Experts....................................................................................................   44
Disclosure of Company Position on Indemnification for Securities Act Liabilities...........................   44
Index to Financial Statements..............................................................................  F-1

                   SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

     Some of the statements contained in or incorporated by reference in this prospectus discuss our plans and strategies for our business or state other forward-looking statements, as this term is defined in the Private Securities Litigation Reform Act. The words "anticipates," "believes," "estimates," "expects," "plans," "intends" and similar expressions are intended to identify these forward-looking statements, but are not the exclusive means of identifying them. These forward-looking statements reflect the current views of our management; however, various risks, uncertainties and contingencies could cause our actual results, performance or achievements to differ materially from those expressed in, or implied by, these statements, including the following:

     o the success or failure of our efforts to implement our business strategy; and

     o the other factors discussed under the heading "Risk Factors" and elsewhere in this prospectus.

     We assume no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. For a discussion of important risks of an investment in our securities, including factors that could cause actual results to differ materially from results referred to in the forward-looking statements, see the "Risk Factors" section. You should carefully consider the information set forth under the caption the "Risk Factors" Section. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in or incorporated by reference in this prospectus might not occur.

                               PROSPECTUS SUMMARY

                                  THE COMPANY

     Our business is the development and distribution of interactive Internet applications. Our innovative "prediction exchange" system allows users to pick and exchange predictions with other users. The Predict It engine lends itself to calculating predictions for any set of events whose outcome can be measured objectively. Our initial product offering, "Predict It Sports," allows users to pick and exchange predictions on sporting events with fellow users. Our database engine then calculates the accuracy of those predictions and allows other users to view the entries. Our system, unlike chat rooms, bulletin boards and stock tracking systems, enables users to quickly find and view the predictions of the best analysts, who in turn, may earn money each time their future predictions are viewed. Users may post predictions and view the predictions of others free of charge.

     On July 16, 1999, we launched the Predict It Network, which represents our first integration of our various media properties, including Predict It Sports and Virtual Stock Exchange. The Predict It Network is designed to allow for easy integration of additional media properties that we may develop or acquire. In addition, we expect that the Predict It Network will lay the groundwork for an infrastructure that will support thousands of distributed Predict It communities, including wholly-owned media properties, co-branded distribution partnerships, and affiliated sites. The Predict It Network can be accessed at ' www.predictit.net.

     On June 30, 1999, through a wholly-owned Delaware subsidiary of Predict It Inc., we purchased Virtual Stock Exchange, Inc., a Delaware corporation. Please see the "Selected Financial Data" and "Business" sections for a detailed account of this transaction. VSE is an Internet-based stock market simulation and forecasting company that operates www.VirtualStockExchange.com, which services over 75,000 registered members and generates in excess of four million page views per month. VSE is popular among college students and their professors, and has been employed by over 100 high schools, colleges, and graduate business schools around the world, including schools such as New York's Stuyvesant High School, Stanford University, and UC Berkeley's Haas School of Business. The VSE service has since expanded beyond educational markets and is now widely used by online investors seeking to test different investment strategies before executing these strategies in their actual portfolios. Consumers may access VSE directly via its Web site or through one of its many co-branded partners, including Crosswalk.com, PlanetDirect.com and Collegestudent.com. We anticipate that VSE will continue to operate as a stand-alone media property, but will exist within the Predict It Network.

     We employ a co-branding strategy, marketing our product through a distributor network of relevant industry and news content providers. Presently, revenues are principally earned by the sale of advertisements either by us directly or on a revenue sharing basis with our distributors. Unlike other businesses on the Web that are trying to establish a destination site, our strategy is to be a Web site's partner by providing unique, compelling and user-generated content that drives repeat traffic to our Web partners.

                                  THE OFFERING

Shares of common stock offered by us......  None.

Shares of common stock which may be sold
  by our stockholders.....................  Up to 10,206,750 shares of our common stock.(1)

Use of proceeds...........................  We will not receive any money from any stockholders when they sell their shares of common stock.

Risk factors..............................  The purchase of our common stock involves a high degree of risk.
                                            Prospective investors should review carefully and consider the information set forth under "Risk Factors."

OTC Electronic Bulletin Board symbol......  PRIT

                                                       (Footnotes on next page)

(Footnotes from previous page)

------------------
(1) Includes:

   9,000,000   shares of our common stock;
   1,000,000   shares of our common stock that may be acquired when 1,000,000 shares of Series A
               Preferred Stock are converted into our common stock; and
     206,750   shares of our common stock that may be acquired when two of our issued stock options are exercised. As of August 12, 1999, only 152,250 of such stock options may be exercised.

                         SUMMARY FINANCIAL INFORMATION

     The summary financial information below is derived from and should be read in conjunction with the financial statements, including the notes to the financial statements, appearing elsewhere in this prospectus.

                                                                HISTORICAL                            PRO FORMA AS ADJUSTED FOR
                                         ---------------------------------------------------------   ACQUISITION OF VIRTUAL STOCK
                                         SEPTEMBER 2,                                                       EXCHANGE, INC.
                                            1997                                                     ----------------------------
                                         (INCEPTION)                       THREE MONTHS ENDED                       THREE MONTHS
                                          THROUGH       YEAR ENDED              MARCH 31,             YEAR ENDED       ENDED
                                         DECEMBER 31,   DECEMBER 31,   ---------------------------   DECEMBER 31,    MARCH 31,
                                            1997           1998           1998           1999            1998           1999
                                         ------------   ------------   ------------   ------------   ------------   -------------
                                                                               (UNAUDITED)           (UNAUDITED)     (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Revenue:
  User fees.............................                 $    7,712     $      135     $    2,800    $     24,173    $     4,629
  Advertising...........................                      6,000                           797          56,736         36,801
                                                         ----------     ----------     ----------    ------------    -----------
                                                             13,712            135          3,597          80,909         41,430
                                                         ----------     ----------     ----------    ------------    -----------
Costs and expenses:
  Site development/maintenance..........                    177,783                        38,708         227,243         54,160
  Selling, general and
    administrative(4)...................   $ 21,402         340,698         17,150        114,539         503,679        254,288
  Amortization of intangibles(3)........                                                                  455,000        114,000
  Interest expense......................                      3,000                                         9,768          3,262
                                           --------      ----------     ----------     ----------    ------------    -----------
Total...................................     21,402         521,481         17,150        153,247       1,195,690        425,710
                                           --------      ----------     ----------     ----------    ------------    -----------
Net Loss................................   $(21,402)     $ (507,769)    $  (17,015)    $ (149,650)   $ (1,114,781)   $  (384,280)
                                           --------      ----------     ----------     ----------    ------------    -----------
                                           --------      ----------     ----------     ----------    ------------    -----------
Net loss per share--basic and diluted...   $   (.04)     $     (.21)    $     (.01)    $     (.03)   $       (.24)   $      (.05)
                                           --------      ----------     ----------     ----------    ------------    -----------
                                           --------      ----------     ----------     ----------    ------------    -----------
Weighted average number of shares
  outstanding...........................    488,412       2,381,327      1,241,206      4,898,144       4,581,327      7,098,144
                                           --------      ----------     ----------     ----------    ------------    -----------
                                           --------      ----------     ----------     ----------    ------------    -----------

                                                                                                        PRO FORMA AS ADJUSTED FOR
                                                                                     PRO FORMA FOR       ACQUISITION OF VIRTUAL
                                                                                     RECAPITALIZATION    STOCK EXCHANGE, INC.
                                            AS OF DECEMBER 31,    AS OF MARCH 31,    ON MARCH 31,         AS OF MARCH 31,
                                                1998                  1999              1999(1)               1999(2)
                                            ------------------    ---------------    ----------------    -------------------------
                                                                    (UNAUDITED)        (UNAUDITED)              (UNAUDITED)
BALANCE SHEET DATA:
  Working capital........................        $ 45,118            $ 162,820          $3,067,042              $ 3,101,215
  Total assets...........................         198,894              266,338           3,170,560                4,625,182
Long term debt...........................               0                    0                   0                  112,533
Total liabilities........................          72,729               34,094              34,094                  168,716
                                                 --------            ---------          ----------              -----------
                                                 --------            ---------          ----------              -----------
Accumulated deficit......................        (529,171)            (678,821)           (678,821)                (678,821)
                                                 --------            ---------          ----------              -----------
                                                 --------            ---------          ----------              -----------
Total stockholders' equity...............         126,165              232,244           3,136,466                4,456,466
                                                 --------            ---------          ----------              -----------
                                                 --------            ---------          ----------              -----------

------------------
(1) The unaudited pro forma balance information reflects the issuance of 3,720,000 common shares and 1,000,000 preferred shares in exchange for $2,931,035, together with a charge to paid-in-capital of $26,813 for deferred merger costs included

                                              (Footnotes continued on next page)

(Footnotes continued from previous page)

in the balance sheet at March 31, 1999 as if the merger had occurred on March 31, 1999.

(2) The unaudited pro forma as adjusted financial information reflects our acquisition of VSE which was consummated on June 30, 1999, in exchange for 2,200,000 shares of our common stock. Does not include an additional 500,000 common shares to be held in escrow to be released to the sellers upon Predict It Inc. attaining certain milestones.

(3) Represents amortization expense related to goodwill resulting from the acquisition of VSE, which is being amortized over a period of three years.

(4) Includes the impact of employment agreements entered into upon the consummation of the acquisition of VSE, representing additional costs of $114,000 and $29,000 for the year ended December 31, 1998 and the three months ended March 31, 1999, respectively.

                             AVAILABLE INFORMATION

     We will file reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information can be inspected and copied, at the Public Reference Room of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at the Northeast Regional Office of the Commission located at Seven World Trade Center, Suite 1300, New York, New York 10048 and at the Midwest Regional Office of the Commission located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. Our Commission filings will also be available to the public from the Commission's Web site at http://www.sec.gov.

     We have filed a registration statement with the Commission on Form SB-2, under the Securities Act of 1933, with respect to the securities described in this prospectus. This prospectus, filed as part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules filed with the registration statement. For further information about us, and our common stock described by this prospectus, reference is made to the registration statement and to the exhibits and schedules filed with it. Statements contained in this prospectus regarding the contents of any contract or any other document to which reference is made are not necessarily complete, and, in each instance where a copy of such contract or other document has been filed as an exhibit to the registration statement, reference is made to the copy so filed, each such statement being qualified in all respects by such reference. Any document we file may be read and copied at the Public Reference Room.

     Our principal executive offices are located at 41 East 11th Street, New York, New York 10003 and our telephone number is (212) 331-1120. We maintain worldwide Web sites at http://www.predictit.com, http://www.predictit.net and http://www.VirtualStockExchange.com. The reference to our worldwide Web addresses does not constitute incorporation by reference of the information contained at this site.

                                  RISK FACTORS

     Investment in the shares of our common stock involves a high degree of risk. You should carefully consider the risks described below, together with all of the other information included in this prospectus, before making an investment decision. If any of the following risks actually occurs, our business, financial condition or operating results could be materially adversely affected. In such case, the trading price of our common stock could decline, and you may lose all or part of your investment.

INSIGNIFICANT HISTORICAL REVENUES DO NOT ENABLE US TO EVALUATE WHETHER WE WILL OPERATE PROFITABLY.

     We were organized in September 1997 and first launched SportsCappers at SportsCappers.com in March 1998. SportsCappers was relaunched in September 1998 and Predict It Sports was first launched in March 1999. In addition, on June 30, 1999 we acquired Virtual Stock Exchange, Inc., which was formed in 1997. Because of our limited operating history, it is extremely difficult to evaluate our business and prospects. Our revenue and income potential are unproven and our business model is constantly evolving. Since the way in which the Internet is used is constantly changing, we may need to further change our business model to adapt to those changes. Frequent changes in organizational structure could impose significant burdens on our management and our employees and could result in loss of productivity or even increased attrition.

     Any investment in our company must be considered in light of the problems frequently encountered by companies in an early stage of development in new and rapidly evolving markets. To address the risks we face, we must, among other things:

     o Maintain and enhance our brand;

     o Expand our product and service offerings;

     o Increase the amount of traffic to the Predict It Sports, VSE, and Predict It Network Web sites;

     o Expend significant amounts to build brand awareness of our Predict It services;

     o Expand our distributor network;

     o Attract, integrate, retain and motivate qualified personnel; and

     o Maintain the leadership and quality of our services.

     We cannot be certain that our business strategy will be successful or that we will successfully address these risks.

WE HAVE A HISTORY OF NET LOSSES AND EXPECT TO CONTINUE TO INCUR NET LOSSES.

     Our financial statements reflect that we have incurred losses since inception, including a net loss of approximately $149,650 in the quarter ended March 31, 1999. As of March 31, 1999, we had an accumulated deficit of approximately $678,821. Although we expect our revenues to grow in upcoming quarters, we expect to have increasing net losses and negative cash flows for the foreseeable future. For a more detailed account of our historical losses, please see the "Selected Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections. The size of these net losses will depend, in part, on the rate of growth in our revenues from our advertisers and distributor relationships, and on our expenses. It is critical to our success that we continue to expend financial and management resources to develop brand loyalty through marketing, promotion and enhancement of our services. As a result, we expect that our operating expenses will increase significantly for the foreseeable future. With increased expenses, we will need to generate significant additional revenues to achieve profitability. Consequently, it is possible that we may never achieve profitability, and even if we do achieve profitability, we may not sustain or increase profitability on a quarterly or annual basis in the future.

WE ARE UNCERTAIN THAT WE WILL BE ABLE TO OBTAIN THE ADDITIONAL CAPITAL THAT MAY BE NECESSARY TO ESTABLISH OUR BUSINESS.

     Our recurring operating losses and growing working capital needs may require us to obtain additional capital to operate the business before we have established that our business will generate significant revenue. Although management believes that we will be able to achieve our plans to begin to generate significant revenue, we cannot be sure that those plans will succeed. If additional financing is required, the terms of the financing may be adverse to the interests of existing stockholders, including the possibility of substantially diluting their ownership position.

FLUCTUATIONS IN OUR OPERATING RESULTS MAY NEGATIVELY IMPACT OUR STOCK PRICE.

     Our quarterly operating results may fluctuate significantly in the future due to a variety of factors that could affect our revenues or our expenses in any particular quarter. It is possible that in some future periods our results of operations or other performance measures may be below the expectations of public market analysts and investors. If this occurs, the price of our common stock will likely fall.

     You should not rely on our results of operations during any particular quarter as an indication of our future results for a full year or any other quarter. Our quarterly revenues and operating results have varied significantly in the past and may vary significantly in the future due to a number of factors, including:

     o Fluctuations in demand for our services, including seasonality;

     o Unexpected rescheduling or cancellation of advertising orders and distributor relationships;

     o Our ability to develop and introduce new technology;

     o Announcements and new technology introductions by our competitors;

     o Our ability to attract and retain key personnel; and

     o Costs relating to possible acquisitions and integration of technologies or businesses.

     Our operating expenses are based on our expectations of our future revenues and are relatively fixed in the short term. Given our limited operating history, user traffic on our Web site is extremely difficult to forecast accurately. Moreover, obtaining new distributor relationships is time consuming and depends on many factors that we are not able to control. Therefore, it is difficult to predict the number of distributor relationship customers that we will have in the future. In particular, we intend to expend significant amounts to build brand awareness of Predict It. We may be unable to adjust spending quickly to offset any unexpected revenue shortfall. Consequently, as fees are generated from advertising, they will constitute a significant portion of our revenues for the foreseeable future. As such, our revenues are difficult to predict accurately.

OUR SERVICES ARE NOVEL AND UNPROVEN.

     Our services are novel and unproven. We will be successful only if Internet users adopt the usage of our applications on the Predict It Web sites. It is difficult to forecast the extent and rate of user adoption of our services. We cannot assure you that widespread acceptance of our services will occur.

OUR BUSINESS REVENUE MODEL IS NOVEL AND UNPROVEN.

     We expect to generate substantially all of our future revenues through Internet advertising and subscriptions. These methods of revenue generation are relatively new and largely untested. Since the Internet advertising market is new and rapidly evolving, we cannot yet gauge its effectiveness as compared to traditional advertising media. Advertisers that traditionally relied on other advertising media may be reluctant to advertise on the Internet (believing that Internet advertising is less effective than traditional advertising media for promoting their products and services). Consequently, they may allocate only limited portions of their advertising budgets to Internet advertising. Our business could be materially adversely affected if Internet advertising does not continue to grow or if we are unsuccessful in increasing our advertising revenues.

WE ARE UNCERTAIN THAT WE WILL GROW OR THAT WE WILL BE ABLE TO EFFECTIVELY MANAGE OUR GROWTH.

     We have experienced, and may continue to experience, rapid growth, which has placed, and could continue to place, a significant strain on our managerial, financial and operational resources. Any growth we may experience will result in increased responsibility for existing and new management personnel. Effective growth management will depend on the following:

     o Our ability to integrate new personnel into our corporate structure;

     o Improving our operational, management and financial systems and controls; and

     o Our capacity to recruit, train, motivate and manage employees.

     We cannot assure you that our systems, procedures or controls will be adequate to support our operations or that we will be able to manage any growth effectively. If we do not manage growth effectively, our business, results of operations and financial condition may be adversely affected.

WE DEPEND ON CERTAIN KEY PERSONNEL AND THE LOSS OF THEM MAY ADVERSELY AFFECT US.

     Our future success depends, in part, on the continued service of our key management personnel, particularly Andrew Merkatz, our President, Robert Jacobs, our Vice President of Business Development, Geordie Pace, our Senior Vice President of Product Development, Alana Oldham, our Chief Technology Officer, Gary Cheng, our Vice President of Business Development and Howard Yen, our Director of Technology. The loss of their services, or the services of other key employees, would have a material adverse effect on our business. Currently, we have employment agreements with Mr. Merkatz, Mr. Cheng, Mr. Yen and Mr. Pace. For detailed accounts of these employment agreements, please see the "Executive Compensation and Other Information" section.

     Our future success also depends on our ability to attract, retain and motivate highly skilled employees. Competition for employees in our industry is intense. We may be unable to attract, assimilate or retain other highly qualified employees in the future. In the past, we have experienced from time to time, and we expect to continue to experience in the future, difficulty in hiring and retaining highly skilled employees with appropriate qualifications.

WE RECENTLY RECRUITED MOST OF OUR MANAGEMENT TEAM AND WE ARE UNSURE WHETHER OUR MANAGEMENT TEAM WILL BE ABLE TO WORK TOGETHER.

     Many members of our management team have recently been hired, including our President. Our management team does not have significant experience working with us. We cannot assure you that they will be able to work successfully together or manage any growth we experience. The process of integrating these individuals may detract from the operation of, and have an adverse effect on, our business.

WE NEED TO EXPAND OUR SALES AND SUPPORT ORGANIZATIONS IN ORDER TO INCREASE MARKET AWARENESS OF OUR PRODUCTS AND SERVICES.

     We will need to expand substantially both our advertising sales and distributor sales operations and marketing efforts to increase market awareness and sales of our products and services. We recently expanded our sales forces and plan to hire additional sales personnel. Competition for highly-qualified sales personnel is intense, and we may not be able to hire the kind and number of sales personnel we are targeting. We will need to increase our staff to support new distributors, a larger user base, and additional advertisers, and the expanding needs of our existing customers. Hiring highly-qualified customer service and support personnel is very competitive in our industry due to the limited number of people available with the necessary technical skills and understanding of the Internet.

OUR GROWTH WILL DEPEND ON OUR ABILITY TO DEVELOP OUR BRAND.

     We believe that broader brand recognition and a favorable consumer perception of the Predict It and VSE brands are essential to our future success. Accordingly, we intend to continue pursuing an aggressive brand-enhancement strategy, which will include mass market and multimedia advertising, promotional programs and public relations activities. We intend to incur significant expenditures on these advertising and promotional programs and activities in the future. These expenditures may not result in a sufficient increase in revenues to cover such advertising and promotion expenses. In addition, even if brand recognition increases, the number of new users may not increase. Further, even if the number of new users increases, the amount of traffic on our Web sites and the number of distribution partners may not increase sufficiently to justify the expenditures. If our brand enhancement strategy is unsuccessful, these expenses may never be recovered and we may be unable to increase future revenues.

WE DO NOT RECEIVE FUNDING FROM THIS OFFERING AND WE ARE UNCERTAIN WE CAN OBTAIN THE CAPITAL TO GROW OUR BUSINESS.

     The common stock registered in the registration statement will provide no funds to us. To fully realize our business objectives and potential, we may require significant additional financing by year-end 1999. Historically, we have been largely dependent upon private equity financing when we required funds. We may need to raise additional funds in the future to fund more aggressive brand promotion or more rapid expansion in order to develop new or enhanced services, respond to competitive pressures, or make acquisitions. We may be unable to obtain any required additional financing on terms favorable to us. If adequate funds are not available on acceptable terms, we may be unable to fund our expansion, successfully promote our brand, develop or enhance services, respond to competitive pressures or take advantage of acquisition opportunities, any of which could have a material adverse effect on our business. Additional financing may be debt, equity or a combination of debt and equity. If we raise additional funds through the issuance of equity securities, our stockholders may experience dilution of their ownership interests and the newly issued securities may have rights superior to those of the common stock. If we raise additional funds by issuing debt, we may be subject to limitations on our operations, including limitations on the payment of dividends.

WE MAY NOT BE ABLE TO EFFECTIVELY COMPETE AGAINST OUR CURRENT AND POTENTIAL COMPETITORS.

     We may compete with Internet content providers for the same relationships with third-party Web sites. Our ability to compete depends on numerous factors, many of which are outside of our control. These factors include:

     o The quality of content;

     o The ease of use of online services;

     o The timing and market acceptance of new and enhanced online services; and

     o Sales and marketing efforts by us and our competitors.

     Many of our existing competitors, as well as potential new competitors, have longer operating histories, greater name recognition, larger customer bases and significantly greater financial, technical and marketing resources than we do. This may allow them to devote greater resources than we can to the development and promotion of their services. Many of these competitors offer a wider range of services than we do. These services may attract users to our competitors' sites and may consequently result in a decrease of traffic to our site. These competitors may also engage in more extensive research and development, adopt more aggressive pricing policies and make more attractive offers to existing and potential employees, partners, advertisers and electronic commerce partners. Our competitors may develop products and services that are equal or superior to ours or that achieve greater market acceptance. In addition, current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to better address the needs of advertisers and businesses engaged in electronic commerce. As a result, it is possible that new competitors may emerge and rapidly acquire significant market share.

WE FACE THE RISKS RELATED TO EXPANDING INTO NEW SERVICES AND BUSINESS AREAS, IN PARTICULAR, ELECTRONIC COMMERCE.

     To increase our revenues, we will need to expand our operations by promoting new or complementary products and by expanding the breadth and depth of our services. Specifically, our future success will largely depend on obtaining revenues from the facilitation of electronic commerce transactions. The market for electronic commerce services is extremely competitive. Because we have little experience in this market, we may experience limited success in this market. If we expand our operations in this manner, we will require significant additional development resources and such expansion may strain our management, financial and operational resources. Our expansion into new product and service offerings may not be timely or may not generate sufficient revenues to offset their cost. If this occurs, our business, operating results and financial condition will be materially adversely effected.

WE WILL ONLY BE ABLE TO EXECUTE OUR BUSINESS PLAN IF INTERNET USAGE GROWS.

     Our business will be adversely affected if Internet usage does not continue to grow or grows at significantly lower rates compared to current trends. The continued growth of the Internet depends on various factors, many of which are outside our control. These factors include:

     o The Internet infrastructure may not be able to support the demands placed on it, and its performance and reliability may decline as usage grows;

     o Security and authentication concerns with respect to the transmission over the Internet of confidential information, such as credit card numbers and attempts by unauthorized computer users, so-called hackers, to penetrate online security systems; and

     o Privacy concerns, including those related to the ability of Web sites to gather user information without the user's knowledge or consent.

WE MAY NOT BE ABLE TO ADAPT TO EVOLVING INTERNET TECHNOLOGIES AND CUSTOMER DEMANDS.

     To be successful, we must adapt to rapidly changing Internet technologies by continually enhancing our products and services and introducing new services to address our customers' changing needs. If we need to modify our services or infrastructure to adapt to changes affecting providers of Internet services, we could incur substantial development or acquisition costs. Moreover, our business could be materially adversely affected if we incur significant costs to adapt to these changes. If we cannot adapt to these changes, or do not sufficiently increase the features and functionality of our products and services, our customers may switch to the product and service offerings of our competitors. Furthermore, our competitors or potential competitors may develop novel Internet applications that are equal or superior to our services. As a result, demand for our services may decrease.

THE OPERATING PERFORMANCE OF OUR SYSTEMS AND SERVERS IS CRITICAL TO OUR BUSINESS AND REPUTATION.

     Any system failure, including network, software or hardware failure, that causes an interruption in our service or a decrease in responsiveness of Predict It could result in reduced user traffic on our Web sites and, therefore, reduced revenues. The servers that host our Web sites are backed-up by remote servers. Although we believe our current back-up methods are adequate, we cannot assure you that the back-up servers will not fail or cause an interruption in our service. Our Web sites could also be affected by computer viruses, electronic break-ins or other similar disruptions. Our users and customers depend on Internet service providers, online service providers and other Web site operators for access to our Web sites. Each of these providers has experienced significant outages in the past, and could experience outages, delays and other difficulties due to system failures unrelated to our systems. Our systems are vulnerable to damage or interruption from fire, flood, power loss, telecommunications failure, break-ins, earthquake and similar events. Our insurance policies have low coverage limits and may not adequately compensate us for losses that may occur due to interruptions in our service.

WE MAY BE UNABLE TO PROTECT OUR INTELLECTUAL PROPERTY RIGHTS AND WE MAY BE LIABLE FOR INFRINGING THE INTELLECTUAL PROPERTY RIGHTS OF OTHERS.

     Third parties may infringe or misappropriate our patents, trademarks or other proprietary rights, which could have a material adverse effect on our business. We have filed for patents on our services, but no action has yet been taken on our applications. We may be subject to or may initiate proceedings in the United States Patent and Trademark Office, which may demand significant financial and management resources. While we enter into confidentiality agreements with our employees and consultants, and generally control access to and distribution of our proprietary information, the steps we have taken to protect our proprietary rights may not prevent misappropriation. In addition, we do not know whether we will be able to defend our proprietary rights since the validity, enforceability and scope of protection of proprietary rights in Internet-related industries is uncertain and still evolving. Although we believe our products and information system do not infringe upon the proprietary rights of others, there can be no assurance that third parties will not assert infringement claims against us. From time to time in the ordinary course of business we may be subject to claims of alleged infringement of the trademarks and other intellectual property rights of third parties. These claims and any resultant litigation, should it occur, could subject us to significant liability for damages. In addition, even if we prevail, litigation could be time-consuming and expensive to defend, and could result in the diversion of our time and attention. Any claims from third parties may also result in limitations on our ability to use the intellectual property subject to these claims unless we are able to enter into agreements with the third parties making these claims.

GOVERNMENT REGULATION AND LEGAL UNCERTAINTIES COULD HARM OUR BUSINESS.

     Since we are an Internet-based business, any new law or regulation pertaining to the Internet, or the application or interpretation of existing laws, could decrease the demand for our services, increase our cost of doing business or otherwise have a material adverse effect on our business. There is, and will likely continue to be, an increasing number of laws and regulations pertaining to the Internet. These laws or regulations may relate to liability for information retrieved from or transmitted over the Internet, online content regulation, user privacy, taxation and the quality of products and services. Furthermore, the growth and development of electronic commerce may prompt more stringent consumer protection laws that may impose additional burdens on electronic commerce companies as well as companies like us that provide electronic commerce services. Moreover, the applicability to the Internet of existing laws governing intellectual property ownership and infringement, copyright, trademark, trade secret, obscenity, libel, employment, personal privacy and other issues is uncertain and developing. We file tax returns in such states as required by law based on principles applicable to traditional businesses. However, one or more states could seek to impose additional income tax obligations or sales tax collection obligations on out-of-state companies, such as ours, which engage in or facilitate electronic commerce. A number of proposals have been made at state and local levels that could impose such taxes on the sale of products and services through the Internet or the income derived from such sales. Such proposals, if adopted, could substantially impair the growth of electronic commerce and adversely affect our opportunity to become profitable. Legislation limiting the ability of the states to impose taxes on Internet-based transactions recently has been enacted by the Untied States Congress. However, this legislation, known as the Internet Tax Freedom Act, imposes only a three-year moratorium, which commenced October 1, 1998 and ends on October 21, 2001, on state and local taxes on (i) electronic commerce where such taxes are discriminatory and (ii) Internet access unless such taxes were generally imposed and actually enforced prior to October 1, 1998. It is possible that the tax moratorium could fail to be renewed prior to October 21, 2001. Failure to renew this legislation would allow various states to impose taxes on Internet-based commerce. The imposition of such taxes could adversely affect our ability to become profitable.

WE MAY FACE POTENTIAL COMMERCE-RELATED LIABILITIES AND EXPENSES WHICH COULD HAVE A MATERIAL ADVERSE EFFECT ON US.

     As part of our business, we plan to enter into agreements with sponsors, content providers, service providers and merchants, under which we will be entitled to receive a share of revenues from the purchase of goods and services by users of our online properties. Such arrangements may expose us to additional legal risks and uncertainties, including potential liabilities to consumers of such products and services. Although we carry general liability insurance, our insurance may not cover potential claims of this type or may not be adequate to indemnify us for all liability that may be imposed. Some of the risks that may result from these arrangements with businesses engaged in electronic commerce include:

     o Potential liabilities for illegal activities that may be conducted by participating merchants;

     o Product liability or other tort claims relating to goods or services sold through third-party commerce sites;

     o Consumer fraud and false or deceptive advertising or sales practices;

     o Breach of contract claims relating to merchant transactions;

     o Claims that materials included in merchant sites or sold by merchants through these sites infringe third-party patents, copyrights, trademarks or other intellectual property rights, or are libelous, defamatory or in breach of third-party confidentiality or privacy rights; and

     o Claims relating to any failure of merchants to appropriately collect and remit sales or other taxes arising from electronic commerce transactions.

     Even to the extent that such claims do not result in material liability, investigating and defending such claims could have a material adverse effect on our business, operating results or financial condition.

WE MAY FACE POTENTIAL LIABILITY FOR INVASION OF PRIVACY.

     Although we have a policy against using personal information, current computing and Internet technology allows us to collect personal information about our users. We may decide in the future to compile and provide such information to our corporate customers and electronic commerce partners. If we begin collecting such information, we may face potential liability for invasion of privacy for compiling and providing to our corporate customers and electronic commerce partners information based on questions asked by users and visitors on our Web sites. Because we may not obtain permission from users to distribute this information, we may potentially face liability for invasion of privacy.

OUR OFFICERS AND DIRECTORS OWN A LARGE PERCENTAGE OF OUR OUTSTANDING SHARES AND ARE THEREBY ABLE TO SIGNIFICANTLY INFLUENCE MATTERS REGARDING STOCKHOLDER APPROVAL.

     Our executive officers and directors, beneficially own in the aggregate approximately 52.2% of our outstanding common stock. These stockholders may be able to exercise control over all matters requiring approval by our stockholders, including the election of directors and the approval of significant corporate transactions. This concentration of ownership may also have the effect of delaying or preventing an acquisition or change in control of Predict It, which could have a material adverse effect on our stock price.

THE REGISTRATION AND TRADING OF ADDITIONAL SHARES MAY DEPRESS THE MARKET FOR OUR COMMON STOCK.

     The shares registered by this prospectus have not previously been registered. Assuming that no existing options are exercised and that the Series A preferred stock is not converted, there would be a total of 11,700,000 shares (including 500,000 shares of common stock currently being held in escrow pending Predict It achieving certain milestones) outstanding as of the date of this prospectus. The 10,206,750 shares being registered, which include shares issued upon exercise of certain of our options and conversion of the Series A preferred stock, represent 87.2% of the outstanding shares of our common stock. Future sales of significant numbers of shares of our common stock in the public market could have a depressing effect on the prevailing market price of the common stock, which might also adversely affect our ability to raise capital through subsequent offerings of securities. If we decide to pay preferred dividends in shares of our common stock, this too could depress the market for our common stock if the recipients of those common stock dividends were to sell those newly issued shares.

WE ARE LISTED ON THE OTC ELECTRONIC BULLETIN BOARD, WHICH CAN BE A VOLATILE MARKET.

     Our common stock is quoted on the OTC Electronic Bulletin Board, a NASD sponsored and operated quotation system for equity securities. The OTC Electronic Bulletin Board was introduced as an alternative to the NQB Pink sheets for trading over-the-counter securities. It is a more limited trading market than the NASDAQ SmallCap, and timely, accurate quotations of the price of our common stock may not always be available. You may expect trading volume to be low in such a market. Consequently, the activity of only a few shares may affect the market and may result in wide swings in price and in volume.

     Our common stock may be subject to the requirements of Rule 15g-9, promulgated under the Securities Exchange Act of 1934, as amended, if the price of our common stock falls below $5.00 per share. Under such rule, broker-dealers who recommend low-priced securities to persons other than established customers and accredited investors must satisfy special sales practice requirements, including a requirement that they make an individualized written suitability determination for the purchaser and receive the purchaser's consent prior to the transaction. The Securities Enforcement Remedies and Penny Stock Reform Act of 1990 also requires additional disclosure in connection with any trades involving a stock defined as a penny stock. Generally, the Commission defines a penny stock as any equity security not traded on an exchange or quoted on NASDAQ that has a market price of less than $5.00 per share. The required penny stock disclosures include the delivery, prior to any transaction, of a disclosure schedule explaining the penny stock market and the risks associated with it. Such requirements could severely limit the market liquidity of the securities and the ability of purchasers to sell their securities in the secondary market. Our common stock was initially quoted on the OTC Bulletin Board at $3.50 per share, but as of August 12, 1999 the share price was $1.81, and there can be no assurances that the price per share will not remain below $5.00 per share.

OUR SHARES MAY EXPERIENCE EXTREME PRICE AND VOLUME FLUCTUATIONS.

     The market for the stocks of Internet-related companies has experienced extreme price and volume fluctuations. The market price of our common stock may be volatile and may decline. In the past, securities class action litigation has often been instituted against companies following periods of volatility in the market price of their securities. If instituted against us, regardless of the outcome, litigation could result in substantial costs and a diversion of our management's attention and resources and have a material adverse effect on our business, results of operations or financial condition.

THE EXERCISE OF EXISTING OPTIONS CAN DILUTE OUR COMMON STOCK AND SALES OF THE SHARES MAY REDUCE THE PRICE.

     The existence of 1,415,077 options may make it more difficult for us to raise capital when necessary and may depress the market price of our common stock in any market that may develop for such securities. Future sales of a substantial number of shares of our common stock in the public market could adversely affect the market price of the stock. It could also impair our ability to raise additional capital by selling more of our common stock.

FUTURE SALES OF COMMON STOCK BY OUR EXISTING STOCKHOLDERS COULD ADVERSELY AFFECT OUR STOCK PRICE.

     The market price of our common stock could decline as a result of sales by our existing stockholders of shares of common stock in the market, or the perception that these sales could occur. These sales also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate. See the "Shares Eligible For Future Sale" section of this prospectus for a more detailed discussion.

PROVISIONS IN OUR CHARTER OR AGREEMENTS MAY PREVENT OR DELAY A CHANGE OF
CONTROL.

     Provisions of our certificate of incorporation and bylaws and provisions of applicable Delaware law may discourage, delay or prevent a merger or other change of control that a stockholder may consider favorable. Our board of directors has the authority to issue up to 5,000,000 shares of preferred stock and to determine the price and the terms, including preferences and voting rights, of those shares without stockholder approval. We have issued 1,000,000 shares of Series A preferred stock, convertible into 1,000,000 shares of our common stock. Although we have no current plans to issue additional shares of our preferred stock, any such issuance could, among other things:

     o Have the effect of delaying, deferring or preventing an acquisition or a change in control of Predict It;

     o Discourage bids for our common stock at a premium over the market price;
       or

     o Adversely affect the market price of, and the voting and other rights of the holders of, our common stock.

     Furthermore, we are subject to certain Delaware laws that could have the effect of delaying, deterring or preventing a change in control of our company. One of these laws prohibits us from engaging in a business combination with any interested stockholder for a period of three years from the date the person became an interested stockholder, unless certain conditions are met. In addition, certain provisions of our certificate of incorporation and by-laws, and the significant amount of common stock held by our executive officers, directors and affiliates, could together have the effect of discouraging potential takeover attempts or making it more difficult for stockholders to change management. These provisions could have the effect of discouraging potential takeover attempts.

WE COULD LOSE REVENUES AND INCUR SIGNIFICANT COSTS IF OUR SYSTEMS OR MATERIAL THIRD-PARTY SYSTEMS ARE NOT YEAR 2000 COMPLIANT.

     Many currently installed computer systems and software products are coded to accept or recognize only two digit entries in the date code field. These systems and software products will need to accept four digit entries to distinguish 21st century dates from 20th century dates. As a result, computer systems and software used by many companies and governmental agencies may need to be upgraded to comply with such Year 2000 requirements or risk system failure or miscalculations causing disruptions of normal business activities. The failure of our internal systems, or any material third-party systems, to be Year 2000 compliant would have a material adverse effect on our business. All of our systems were designed subsequent to October 1997, well after the Year 2000 compliance problem was identified. Accordingly, all of the systems we have developed use four digits to identify the year rather than two digits. We are also contacting our third-party vendors, licensors and providers of hardware, software and services regarding their Year 2000 readiness. While we expect that our precautionary measures have reduced or eliminated any significant impact of Year 2000 issues, there is no assurance this will be the case. In addition, there is no assurance that any Year 2000 problems that may be experienced by our customers or suppliers will not have a negative impact on Predict It. See the "Management's Discussion and Analysis of Financial Condition and Results of Operations--Year 2000 Compliance" section of this prospectus for a more detailed discussion.

                                  THE COMPANY

     Predict It Corp., the immediate predecessor to Predict It Inc., was incorporated under the laws of the State of Delaware on August 11, 1998 as SPORTSCAPPERS, INC. Predict It Corp. was the successor to the business of SPORTSCAPPERS, INC., a Colorado corporation incorporated in September 1997, which merged in August 1998 into SPORTSCAPPERS, INC., a Delaware corporation. We changed our name to "Predict It Corp." on January 4, 1999. On April 28, 1999, Predict It Corp. merged with and into WDC Development, Inc. WDC was the surviving corporation and it changed its name to "Predict It Inc." The post-merger business of Predict It Inc. is the pre-merger business of Predict It Corp. and its predecessors. On June 30, 1999, through a wholly-owned Delaware subsidiary of Predict It Inc., we purchased Virtual Stock Exchange, Inc., a Delaware corporation. We maintain our principal business operations at 41 East 11th Street, New York, New York 10003. Our telephone number is (212) 331-1120, and our Web sites include http://www.predictit.com., http://www.predictit.net, and http://www.VirtualStockExchange.com. The information in our Web sites is not incorporated by reference into this prospectus.

                                USE OF PROCEEDS

     We will not receive any part of the proceeds from the sale by our stockholders of our common stock. However, we will receive monies from our stockholders upon the exercise of their stock options.

                          PRICE RANGE OF COMMON STOCK

     Our common stock is currently quoted on the OTC Electronic Bulletin Board under the symbol "PRIT." There was no active market for Predict It's securities until April 28, 1999(1). The following table sets forth the high and low bid price information for the common stock as quoted on the OTC Electronic Bulletin Board for the periods indicated. The quotations reflect inter-dealer prices, without retail mark-ups, mark-downs or commissions, and may not represent actual transactions.

                                                                              COMMON STOCK
                                                                          --------------------
                                                                          HIGH BID    LOW BID
                                                                          --------    --------
April 28, 1999 through August 12, 1999..................................   $  2.625    $ 2.1406

     On August 12, 1999, the closing bid price as quoted by the OTC Electronic Bulletin Board for our common stock was $1.81. As of August 12, 1999, there were approximately 45 holders of record of our common stock.

     There is no public trading market for any of our preferred stock or options.

------------------
(1) Prior to the reverse merger, Predict It Inc. (then named WDC Development, Inc.) was listed on the OTC Electronic Bulletin Board from November 1998 through April 27, 1999.

                                DIVIDEND POLICY

     We have never declared or paid cash dividends on our common stock. We presently intend to retain any earnings for use in the business and do not anticipate paying cash dividends in the foreseeable future. Any future cash dividends will be at the discretion of the board of directors and will depend on our earnings, financial condition, cash flows, capital requirements and other considerations that the board of directors may consider relevant. Our Series A Preferred Stock does not pay any dividends.

                                 CAPITALIZATION

     The following table sets forth, as of March 31, 1999: (i) the capitalization of Predict It Inc. as if the merger with WDC Development, Inc., which was consummated on April 28, 1999, had occurred on March 31, 1999; and
(ii) the pro forma capitalization of Predict It Inc. as adjusted to reflect the acquisition of Virtual Stock Exchange, Inc., which was consummated on June 30, 1999. The following table should be read in conjunction with the financial statements and notes thereto of Predict It Inc., Virtual Stock Exchange, Inc. and the unaudited pro forma financial statements included elsewhere in this prospectus.

                                                                                               MARCH 31, 1999
                                                                  MARCH 31, 1999    ------------------------------------
                                                                  --------------     PRO FORMA FOR         PRO FORMA FOR
                                                                    ACTUAL          RECAPITALIZATION(1)    ACQUISITION(2)
                                                                  --------------    -------------------    -------------
Current liabilities:
  Accounts payable and accrued expenses........................      $ 34,094           $    34,094         $    56,183
                                                                     --------           -----------         -----------
  Long-term debt...............................................                                                 112,533
                                                                                                            -----------
Stockholders' equity:
  Preferred stock, $.01 par value, 5,000,000 shares authorized, none issued at March 31, 1999; 1,000,000 Series A
     convertible preferred shares issued pro forma, (stated at
     liquidation preference of $3,000,000).....................                           3,000,000           3,000,000

Common stock, $.01 par value, 25,000,000 shares authorized,
  5,000,000 shares issued and outstanding at March 31, 1999;
  9,000,000 shares issued pro forma for recapitalization and
  11,200,000 shares issued pro forma as adjusted for the
  acquisition..................................................        50,000                90,000             112,000
  Additional paid-in capital...................................       861,065               725,287           2,023,287
  Deficit......................................................      (678,821)             (678,821)           (678,821)
                                                                     --------           -----------         -----------
     Total Shareholders' equity................................       232,244             3,136,466           4,456,466
                                                                     --------           -----------         -----------
     Total Capitalization......................................      $266,338           $ 3,170,560         $ 4,625,182
                                                                     --------           -----------         -----------
                                                                     --------           -----------         -----------

------------------

(1) Reflects the merger with and into WDC Development, Inc., which was consummated on April 28, 1999. The merger has been accounted for as a recapitalization.

(2) Reflects our acquisition of 100% of the issued and outstanding common stock of Virtual Stock Exchange, Inc. in exchange for 2,200,000 shares of our common stock. Does not include an additional 500,000 shares to be held in escrow and to be released upon us attaining certain milestones. The acquisition is being accounted for as a purchase.

                            SELECTED FINANCIAL DATA

     On April 28, 1999, Predict It Corp. merged with and into WDC Development, Inc. WDC was the surviving corporation and changed its name to "Predict It Inc." In the merger, all of the outstanding capital stock of Predict It Corp. was converted into shares of common stock of the surviving corporation. For accounting purposes, the merger has been treated as a recapitalization of Predict It Corp. Financial statements prior to the merger are those of Predict It Corp. The financial statements give retroactive effect to the conversion of Predict It Corp. capital stock into Predict It Inc. common stock to reflect the recapitalization.

     On June 30, 1999, through a wholly owned Delaware subsidiary of Predict It Inc., we purchased 100% of the outstanding stock of Virtual Stock Exchange, Inc., a Delaware corporation. In exchange, we issued to the 3 stockholders of VSE an aggregate of 2,700,000 shares of our common stock, representing approximately 23% of our outstanding common stock. Of the shares issued, 500,000 shares will be held in escrow with 50% of such shares to be released in January 2000, and the remaining 50% of which to be released in January 2001, as long as the number of registered users and page views of the combined activities exceeds certain specified amounts.

     Set forth below is selected financial data of Predict It Inc. as of December 31, 1998, March 31, 1999, the period September 2, 1997 (inception) through December 31, 1997, the year ended December 31, 1998, and the three month periods ended March 31, 1999 and 1998. The statements of operations and balance sheet data as of and for the three months ended March 31, 1999 and 1998 have been derived from the unaudited books and records of Predict It Inc. The statements of operations and the balance sheet data as of and for the period September 2, 1997 through December 31, 1997 and for the year ended December 31, 1998 have been derived from the audited financial statements of Predict It Inc. included elsewhere in this prospectus. The selected financial data for the three months ended March 31, 1999 and 1998 include, in the opinion of management, all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the financial position and results of operations of Predict It Inc. for such periods. The results of operations for the three months ended March 31, 1999 are not necessarily an indication of results for a full fiscal year. Also set forth below are summary unaudited pro forma financial information and summary unaudited pro forma as adjusted financial information of Predict It Inc. The unaudited pro forma balance sheet reflects the merger of Predict It Inc. with and into WDC Development, Inc., as if the merger had occurred at March 31, 1999. The unaudited pro forma as adjusted balance sheet data as of March 31, 1999 and the unaudited pro forma as adjusted statements of operations data for the three months ended March 31, 1999 and for the year ended
December 31, 1998 are presented as if the acquisition of Virtual Stock Exchange, Inc. had occurred as of the beginning of the periods presented. The unaudited pro forma as adjusted financial information has been prepared based on the audited and unaudited financial statements of Virtual Stock Exchange, Inc.,which are included elsewhere in this prospectus. The unaudited pro forma as adjusted financial data is not intended to be an indication of the results that would have occurred for the periods indicated or which may be realized in the future. The selected financial data and summary unaudited pro forma and summary unaudited pro forma as adjusted financial information set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical financial statements of Predict It Inc. and Virtual Stock Exchange, Inc. and the notes thereto included elsewhere in the prospectus.

                                                           HISTORICAL                           PRO FORMA AS ADJUSTED FOR
                                      -----------------------------------------------------      ACQUISITION OF VIRTUAL
                                      SEPTEMBER 2,                                                STOCK EXCHANGE, INC.
                                         1997                                                  ---------------------------
                                      (INCEPTION)                      THREE MONTHS ENDED                     THREE MONTHS
                                        THROUGH      YEAR ENDED            MARCH 31,            YEAR ENDED       ENDED
                                      DECEMBER 31,   DECEMBER 31,    ----------------------    DECEMBER 31,    MARCH 31,
                                         1997           1998           1998         1999           1998          1999
                                      -------------  -------------   ---------    ---------    ------------   ------------
                                                                          (UNAUDITED)          (UNAUDITED)    (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Revenue:
  User fees..........................                  $   7,712     $     135    $   2,800    $     24,173    $    4,629
  Advertising........................                      6,000                        797          56,736        36,801
                                        ---------      ---------     ---------    ---------    ------------    ----------
                                                          13,712           135        3,597          80,909        41,430
                                        ---------      ---------     ---------    ---------    ------------    ----------
Costs and expenses:
  Site development/maintenance.......                    177,783                     38,708         227,243        54,160
  Selling, general and
     administrative(4)...............   $  21,402        340,698        17,150      114,539         503,679       254,288
  Amortization of Intangibles(3).....                                                               455,000       114,000
  Interest expense...................                      3,000                                      9,768   3,262......
                                        ---------      ---------     ---------    ---------    ------------    ----------
                                           21,402        521,481        17,150      153,247       1,195,690       425,710
                                        ---------      ---------     ---------    ---------    ------------    ----------
Net Loss.............................   $ (21,402)     $(507,769)    $ (17,015)   $(149,650)   $ (1,114,781)   $ (384,280)
                                        ---------      ---------     ---------    ---------    ------------    ----------
                                        ---------      ---------     ---------    ---------    ------------    ----------
Net loss per share--basic and
  diluted............................   $    (.04)     $    (.21)    $    (.01)   $    (.03)   $       (.24)   $     (.05)
                                        ---------      ---------     ---------    ---------    ------------    ----------
                                        ---------      ---------     ---------    ---------    ------------    ----------
Weighted average number of shares
  outstanding........................     488,412      2,381,327     1,241,206    4,898,144       4,581,327     7,098,144
                                        ---------      ---------     ---------    ---------    ------------    ----------
                                        ---------      ---------     ---------    ---------    ------------    ----------

                                                                                                           PRO FORMA
                                                                                                          AS ADJUSTED
                                                                                                         FOR ACQUISITION
                                                                                                          OF VIRTUAL
                                                                                                             STOCK
                                                                                     PRO FORMA FOR       EXCHANGE, INC.
                                                          AS OF          AS OF       RECAPITALIZATION       AS OF
                                                       DECEMBER 31,    MARCH 31,     ON MARCH 31,          MARCH 31,
                                                          1998            1999          1999(1)             1999(2)
                                                       ------------    ----------    ----------------    ---------------
                                                                       (UNAUDITED)     (UNAUDITED)         (UNAUDITED)
BALANCE SHEET DATA:
  Working Capital (deficit).........................    $   45,118     $  162,820       $3,067,042         $ 3,101,215
  Total assets......................................       198,894        266,338        3,170,560           4,625,182
Long term debt......................................             0              0                0             112,533
Total liabilities...................................        72,729         34,094           34,094             168,716
                                                        ----------     ----------       ----------         -----------
                                                        ----------     ----------       ----------         -----------
Accumulated deficit.................................      (529,171)      (678,821)        (678,821)           (678,821)
                                                        ----------     ----------       ----------         -----------
                                                        ----------     ----------       ----------         -----------
Total stockholders' equity..........................       126,165        232,244        3,136,466           4,456,466
                                                        ----------     ----------       ----------         -----------
                                                        ----------     ----------       ----------         -----------

------------------
(1) The unaudited pro forma balance information reflects the issuance of 3,720,000 common shares and 1,000,000 preferred shares in exchange for $2,931,035, together with a charge to paid-in-capital of $26,813 for deferred merger costs included in the balance sheet at March 31, 1999 as if the merger had occurred on March 31, 1999.

(2) The unaudited pro forma as adjusted financial information reflects our acquisition of VSE, which was consummated on June 30, 1999, in exchange for 2,200,000 shares of our common stock. Does not include an additional 500,000 common shares to be held in escrow to be released to the sellers upon Predict It Inc. attaining certain milestones.

(3) Represents amortization expense related to goodwill resulting from the acquisition of VSE, which is being amortized over a period of three years.

(4) Includes the impact of employment agreements entered into upon the consummation of the acquisition of VSE, representing additional costs of $114,000 and $29,000 for the year ended December 31, 1998 and the three months ended March 31, 1999, respectively.

                MANAGEMENT DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

     Predict It Inc. provides user-generated prediction services on the Internet. The innovative patent-pending system objectively measures, identifies and ranks users, who are known as analysts, based on their prediction performance in event categories such as sports, finance, politics, and entertainment. The Predict It system then compensates these analysts when other Predict It analysts seek out their opinions. The Predict It Web site engine lends itself to any set of events whose outcomes can be measured objectively and which occur with some regularity. Currently, Predict It offers predictive services for sports and finance, but we plan to expand our product offerings into additional product categories, including politics and entertainment. Predict It Inc. is publicly traded on the OTC Electronic Bulletin Board under the symbol "PRIT."

     Predict It Corp., the immediate predecessor to Predict It Inc., was incorporated under the laws of the State of Delaware on August 11, 1998 as SPORTSCAPPERS, INC. Predict It Corp. was the successor to the business of SPORTSCAPPERS, INC., a Colorado corporation incorporated in September 1997, which merged in August 1998 into SPORTSCAPPERS, INC., a Delaware corporation. We changed our name to "Predict It Corp." on January 4, 1999 as a strategic move to better communicate the breadth of the proprietary prediction engine and its application across multiple markets. The Predict It brand was introduced on the Web in March 1999. The revenue model is largely advertising-based, but is unique in that the advertising revenue is shared with the users whose information is consumed by others.

     On April 28, 1999, Predict It completed a reverse merger with WDC Development, Inc. in which we merged with and into WDC. WDC was the surviving corporation and changed its name to "Predict It Inc." The post-merger business of Predict It Inc. is identical to the pre-merger business of Predict It Corp. and its predecessors. For accounting purposes, the merger has been treated as a recapitalization of Predict It Corp. For tax purposes, the merger was a tax-free exchange of equity securities. The historical activities of WDC were limited to capital raising activities, all of which were completed at or prior to the merger.

     On June 30, 1999, through a wholly-owned Delaware subsidiary of Predict It Inc., we acquired Virtual Stock Exchange, Inc., a company engaged in predictive stock markets simulations through its Web site, www.VirtualStockExchange.com. The acquisition was made in connection with our expansion into the area of financial predictive services. As a result of the acquisition, we have recognized approximately $1,364,000 of goodwill on our Balance Sheet. The goodwill is being amortized over a three-year period.

1999 PLAN OF OPERATION

     Prior to March 31, 1999, we primarily derived our revenue from the sales of analyst predictions. In April 1999, we began to offer our analysts' predictions without any charge. We anticipate that revenues for the second quarter of 1999 will be derived primarily from the sale of advertising contracts. Advertising revenue agreements typically include the delivery of impressions on our Web sites and co-branded distributor Web sites. An impression is the viewing of promotional material on a Web page, which may include banner advertisements, links, buttons or other text images. Revenue based on number of impressions is recognized at the time the guaranteed number of impressions is achieved, and thereafter in the period the impressions are delivered.

RESULTS OF OPERATIONS--THREE MONTHS ENDED MARCH 31, 1999 VS. THREE MONTHS ENDED MARCH 31, 1998

                                    REVENUES

     Revenues increased to $3,600 for the three months ended March 31, 1999, from $100 for the three months ended March 31, 1998. The increase in revenues was primarily due to the fact that we did not commence significant revenue generating activities in 1998 until the second quarter. Revenue for the three months ended March 31, 1999 was from analyst subscriptions ($2,800) and advertising revenues ($800).

SITE DEVELOPMENT AND MAINTENANCE EXPENSE

     Site development and maintenance expense consist primarily of Web site hosting, maintenance expenses and amortization related to capitalized software costs. Site development and maintenance expense was $39,000 for the three months ended March 31, 1999 which includes $8,000 of amortization expense related to capitalized software costs and $31,000 in Web site hosting and maintenance costs. Site development costs incurred during the three months ended March 31, 1998 were capitalized until the launch of our Web site in April 1998.

SELLING, GENERAL AND ADMINISTRATIVE

     Selling general and administrative costs increased $98,000 from $17,000 for the three months ended March 31, 1998 to $115,000 for the three months ended March 31, 1999. Staffing costs increased from $21,000 to $74,000. The increase is attributable to our increase in personnel. Operating costs increased from $2,000 in the three months ended March 31, 1998 to $16,000 in the three months ended March 31, 1999 primarily due to rent as a result of our moving into new office space in the third quarter of 1998. Profession fees for the three months ended March 31, 1999 and 1998 were $11,000 and $9,000 respectively.

RESULTS OF OPERATIONS--YEAR ENDED DECEMBER 31, 1998 VS. SEPTEMBER 2, 1997 (INCEPTION) THROUGH DECEMBER 31, 1997
                                    REVENUES

     Revenues increased to $13,700 for the year ended December 31, 1998, from $0 for the period September 2, 1997 (Inception) to December 31, 1997. The increase in revenues occurred due to the fact that we commenced revenue generating activities in 1998. Advertising revenue increased to $6,000 and analyst subscription revenue increased to $7,700 for the year ended December 31, 1998, from $0 for the period form inception to December 31, 1997.

SITE DEVELOPMENT AND MAINTENANCE EXPENSE

     Site development and maintenance expense consist primarily of Web site hosting, maintenance expenses and amortization related to capitalized software costs. Site development and maintenance expense was $178,000 for the year ended December 31, 1998 which includes $90,000 of amortization expense related to capitalized software costs, $65,000 paid to a former source provider for the transition to a new Web site and $23,000 in Web site hosting and maintenance costs. Included in the $90,000 of amortization expense is approximately $49,000 of unamortized software costs which were deemed to be impaired, and written off, as a result of rebuilding the site through a new provider. Site development costs in 1997 were capitalized until the launch of our website in April 1998.

SELLING GENERAL AND ADMINISTRATIVE

     Selling general and administrative costs increased $320,000 from $21,000 in 1997 to $341,000 in 1998. Staffing costs increased from $9,000 to $141,000. The increase is attributable to having three employees in 1998 as compared to one in 1997. Operating costs increased from $3,000 in 1997 to $44,000 in 1998 primarily due to increased rent and moving costs as a result of our moving into new office space in the third quarter of 1998. Professional fees for consulting, legal and accounting services increased from $9,000 to $95,000. Marketing expenses increased from $0 in 1997 to $45,000 in 1998 due to Internet advertising of $23,000 and $20,000 in travel and entertainment.

LIQUIDITY AND CAPITAL RESOURCES

     Since our inception, we have financed our operations through the private placement of our preferred stock and the sale of our common stock. As of August 12, 1999, we had approximately $2,348,707 in cash. We believe that our existing cash balances will be sufficient to meet anticipated cash requirements for the next twelve months. We may, nonetheless, seek additional financing to support our activities during the next twelve months or thereafter. There can be no assurance, however, that additional capital will be available to us on reasonable terms, if at all, when needed or desired.

     Our capital requirements depend on numerous factors, including (i) market acceptance of Predict It's services; (ii) the amount of resources we devote to investments in our product development; and (iii) the resources we devote to sales and marketing.

     We anticipate that we will continue to evaluate possible investments in business, products and technologies, and plans to expand its sales and marketing programs while conducting more aggressive grand promotions.

YEAR 2000 COMPLIANCE

     Many currently installed computer systems and software products are coded to accept or recognize only two digit entries in the date code field. These systems and software products will need to accept four digit entries to distinguish 21st century dates from 20th century dates. As a result, computer systems and/or software used by many companies and governmental agencies may need to be upgraded to comply with such Year 2000 requirements or risk system failure or miscalculations causing disruptions of normal business activities.

                               STATE OF READINESS

     We have not yet made an assessment of the Year 2000 readiness of our operating, financial and administrative systems, including the hardware and software that support our systems. We plan to make such an assessment in the third quarter of 1999. Our assessment plan will consist of: (i) quality assurance testing of our internally developed proprietary software; (ii) contacting third-party vendors and licensors of material hardware, software and services that are both directly and indirectly related to the delivery of our services to our users; (iii) contacting vendors of third-party systems; (iv) assessing repair and replacement requirements; (v) implementing repair or replacement; and (vi) creating contingency plans in the event of Year 2000 failures.

                                     RISKS

     We are not currently aware of any Year 2000 compliance problems relating to our systems that would have a material adverse effect on our business, results of operations and financial condition, without taking into account our efforts to avoid or fix such problems. There can be no assurance that we will not discover Year 2000 compliance problems in its systems that will require substantial revision. In addition, there can be no assurance that third-party software, hardware or services incorporated into our material systems will not need to be revised or replaced, all of which could be time-consuming and expensive. Our failure to fix or replace our internally developed proprietary software or third-party software, hardware or services on a timely basis could result in lost revenues, increased operating costs, the loss of customers and other business interruptions, any of which could have a material adverse effect on our business, results of operations and financial condition. Moreover, the failure to adequately address Year 2000 compliance issues in our internally-developed proprietary software could result in claims of mismanagement, misrepresentation, or breach of contract and related litigation, which could be costly and time-consuming to defend.

     We are heavily dependent on a significant number of third-party vendors to provide both network services and equipment. A significant Year 2000-related disruption of the network, services or equipment that third-party vendors provide to us could cause our members and visitors to consider seeking alternate providers or cause an unmanageable burden on its technical support, which in turn could materially and adversely affect our business, financial condition and results of operations.

     In addition, there can be no assurance that governmental agencies, utility companies, Internet access companies, third-party service providers and others outside of our control will be Year 2000 compliant. The failure by such entities to be Year 2000 compliant could result in a systemic failure beyond our control, such as a prolonged Internet, telecommunications or electrical failure, which could also prevent us from delivering our services to our customers, decrease the use of the Internet or prevent users from accessing our Web sites which could have a material adverse effect on our business, results of operations and financial condition.

                                CONTINGENCY PLAN

     As discussed above, we have not yet completed a Year 2000 assessment and have not yet developed any contingency plans. The results of our Year 2000 simulation testing and the responses received from third-party vendors and service providers will be taken into account in determining the nature and extent of any contingency plans.

                                    BUSINESS

                                   PREDICT IT

BACKGROUND

     Predict It Corp., the immediate predecessor to Predict It Inc., was incorporated under the laws of the State of Delaware on August 11, 1998 as SPORTSCAPPERS, INC. Predict It Corp. was the successor to the business of SPORTSCAPPERS, INC., a Colorado corporation incorporated in September 1997, which merged in August 1998 into SPORTSCAPPERS, INC., a Delaware corporation. We changed our name to "Predict It Corp." on January 4, 1999. On April 28, 1999, Predict It Corp. merged with and into WDC Development, Inc. WDC was the surviving corporation and changed its name to "Predict It Inc." The post-merger business of Predict It Inc. is the pre-merger business of Predict It Corp. and its predecessors. For accounting purposes, the merger has been treated as a recapitalization of Predict It Corp. For tax purposes, the merger was a tax-free exchange of equity securities. On June 30, 1999, through a wholly-owned Delaware subsidiary of Predict It, we purchased Virtual Stock Exchange, Inc., a Delaware corporation.

     The historical activities of WDC were limited to capital raising activities, all of which were completed at or prior to the merger. Accordingly, in the following discussion, all references to our business relates to the business of Predict It Corp. and its predecessors prior to the merger and Predict It Inc. following the merger with WDC.

OVERVIEW

     Our business is the development and distribution of interactive Internet applications. Our innovative "prediction exchange" system allows users to pick and exchange predictions with other users. The Predict It engine lends itself to calculating predictions for any set of events whose outcome can be measured objectively. Our initial product offering, "Predict It Sports," allows users to pick and exchange predictions on sporting events with fellow users. Our database engine then calculates the accuracy of these predictions and allows users to view the entries. Our system, unlike chat rooms, bulletin boards and stock tracking systems, enables users to quickly find and view the predictions of the best analysts, who in turn earn money each time their predictions are viewed. Users may post predictions and view the predictions of others free of charge.

     On July 16, 1999, we launched the Predict It Network, which represents our first integration of our various media properties, including Predict It Sports and Virtual Stock Exchange. Our Predict It Network is designed to allow for easy integration of additional media properties that we may develop or acquire. In addition, the Predict It Network will lay the groundwork for an infrastructure that will support thousands of distributed Predict It communities, including wholly-owned media properties, co-branded distribution partnerships and affiliated sites. Our Predict It Network can be accessed at www.predictit.net.

     On June 30, 1999, through a wholly-owned Delaware subsidiary of Predict It Inc., we acquired 100% of the stock of Virtual Stock Exchange, Inc., a Delaware corporation. In exchange, we issued 2,700,000 shares of our common stock, representing approximately 23% of our outstanding common stock. Of the shares issued, 500,000 shares will be held in escrow with 50% of such shares to be released in January 2000 and the remaining 50% to be released in January 2001, as long as the number of registered users and page views for the combined entities exceeds certain specified amounts. VSE's business is an interactive Internet application where individuals create and manage hypothetical stock portfolios, conduct mock trading, and compete with other members for prize money, generally not to exceed $1,000 per month, based on their portfolio performance. The Web site also provides quotes and research on United States financial markets through links to other sites, and a forum for individuals to exchange ideas with other members on a variety of investment topics. VSE operates www.VirtualStockExchange.com, which services over 75,000 registered members and generates in excess of four million page views per month. Consumers may access VSE directly via its Web site or through one of its many co-branded partners, including Crosswalk.com, Planetdirect.com and Collegestudent.com.

     We employ a co-branded strategy, by which we market our product through a distributor network of relevant industry and news content providers. Revenues principally are earned by the sale of advertisements either by us directly or on a revenue sharing basis with our distributors. Unlike other businesses on the Web who are trying to establish a destination site, our strategy is to be a Web site's partner by providing unique, compelling and user-generated content that drives repeat traffic to our Web partners.

INDUSTRY BACKGROUND

     The Internet has emerged as a mass-market global medium for communications, information and online commerce, enabling millions of users to obtain and share information, and interact and conduct business electronically. Industry analyst International Data Corporation, or IDC, estimates that the number of Internet users was approximately 97 million at the end of 1998 and will reach approximately 320 million by the end of 2002, representing a compound annual growth rate of approximately 35%. The growth in Internet usage is being driven by several factors, including an increasing base of computers in the home and in the workplace, advancements in the performance and speed of personal computers, improvements in network infrastructure, more convenient, faster and cheaper access to the Internet and increased public awareness of benefits of using the Internet.

     In addition to its benefits for individuals, the Internet provides businesses with a new method for delivering product information, as well as marketing and selling products and services. As the Internet has grown, many businesses have recognized the Internet as an important vehicle for communicating with customers and changing traditional business processes and practices. As businesses have turned to the Internet as a new way to reach consumers, they have developed content-rich Web sites designed to hold users' attention for extended time periods. More recently, new technology has enabled commercial transactions to be conducted over the Internet, creating the opportunity for business-to-consumer and business-to-business electronic commerce. According to IDC, worldwide electronic commerce revenue was approximately $32 billion in 1998 and is expected to grow to more than $425 billion in 2002, representing a compound annual growth rate of approximately 90%.

     We believe that the creation of content-rich Web sites is an emerging market opportunity. Properly developed, these consumer-friendly Web sites may alter the way businesses interact with their customers. Nevertheless, significant shortcomings in the way users interact with the Internet must be overcome for this market opportunity to be fully realized. In short, Web sites need new ways to drive traffic and increase repeat visits to their sites.

THE PREDICT IT SOLUTION

     We believe that one of the major problems with the Internet is that every Web site is competing to become the destination site for online users. To build brand loyalty and drive traffic to a Web site has become increasingly costly, with intense competition and constant upgrades and enhancements required by Web developers who are trying to keep up with competitors by adding new content to keep users at the site for extended periods and to create demand for users to return to the site.

The answer for many of these content sites and Web portals has been to outsource non-core business content in order to increase speed to market for new features and enhancements to the site. Outsourcing content permits a site to maintain its business focus of growing its site by retaining viewers and by attracting new users to the site. Predict It addresses the needs of this community by providing its customers with a turnkey solution to produce and rapidly develop a co-branded content area which is 100% user-generated. This allows Web sites to develop new traffic and retain existing users without having to hire new staff, install new software, or buy new hardware. We believe that the Predict It outsource solution is well-positioned to benefit from this trend. Predict It aims to create a similar repeat user base for its co-branded customers by using sports, stocks, and other compelling content to capture and retain users.

     In short, Predict It will offer its customers:

     o A turnkey service designed to hold users' attention and encourage repeat visits by providing content which retains the look and feel of the distributor's existing site;

     o New revenue opportunities;

     o Detailed reports on usage patterns and registered users; and

     o Reliability, performance and scalability.

PRODUCTS AND SERVICES

     Our initial product is Predict It Sports, which was originally launched as SportsCappers in March 1998 and re-launched in September 1998. Predict It Sports is a sports information service that contains content and quantitative opinions on sporting events that are user-generated. It permits tracking of the accuracy of members' sports predictions and displays them in a manner that encourages competition and motivates repeat visits to the site. The service caters to sports fans that want to exercise their competitive nature by competing against other users. The site documents the performance of registered users and allows viewing of prior and future predictions of top performers based on their historical success. Entering predictions is free to anyone who visits the site and wishes to participate. In addition, as an added incentive to encourage repeat site utilization, registered users share in a unique revenue structure that pays registered users each time their predictions are viewed. Incentive payments are presently paid at the rate of $10 per 1,000 pages viewed, so that more money is earned each time a user's prediction is viewed. This encourages usage by some of the very best amateur analysts and makes the site a compelling destination for sports enthusiasts. We believe that our service is more appealing to users of other sports information services since our service caters to sports fans who want to exercise their sports expertise by competing against other sports enthusiasts. Our site now focuses on football, basketball, hockey and baseball, and has the potential to expand into other global sports markets by extending coverage to international sports, including rugby, cricket and track and field.

     The Predict It Sports product is the first of several sites to be developed using the Predict It engine. Other usages may include financial information, current events, and entertainment. According to Intelligent Worldwide, an industry analyst, 71% of online users look for general news, 59% access entertainment information, 50% look for sports information, and 40% use the Web to monitor stocks or other investments. The potential of these markets presents opportunities for us to expand our Predict It database engine.

     On July 16, 1999, we launched the Predict It Network, which represents our first integration of our various media properties, including Predict It Sports and Virtual Stock Exchange. The Predict It Network is designed to allow for easy integration of additional media properties that we may develop or acquire. In addition, the Predict It Network will lay the groundwork for an infrastructure that will support thousands of distributed Predict It communities, including wholly-owned media properties, co-branded distribution partnerships and affiliated sites. The Predict It Network can be accessed at www.predictit.net.

     On June 30, 1999, through a wholly-owned Delaware subsidiary of Predict It Inc., we purchased Virtual Stock Exchange, Inc., a Delaware corporation. VSE's business is an interactive Internet application where individuals create and manage hypothetical stock portfolios, conduct mock trading, and compete with other members for prize money, generally not to exceed $1,000 per month, based on their portfolio performance. The Web site also provides quotes and research on United States financial markets through links to other sites, and a forum for individuals to exchange ideas with other members on a variety of investment topics. VSE operates www.VirtualStockExchange.com, which services over 75,000 registered members and generates in excess of four million page views per month. Consumers may access VSE directly via its Web site or through one of its many co-branded partners, including Crosswalk.com, Planetdirect.com and Collegestudent.com. Messrs. Cheng and Yen, the principle founders of VSE, have signed employment agreements with us and have joined our management as Vice President of Business Development and Director of Technology, respectively. Please see the "Executive Compensation and Other Information" section for an additional description of the employment contracts of Messrs. Cheng and Yen.

PREDICT IT DATA SYSTEM

     Predict It has developed a proprietary data-system (which includes data-model, system architecture, SQL calls, mathematical formulae and user/administration interface) which lends itself to any set of events, whose outcome can be measured objectively. The initial product on the System, Predict It Sports, enables users to enter predictions on sporting events. The System then stores the user's predictions, allowing other users access to the entered prediction. Upon conclusion/tabulation of the sporting event being predicted, the System calculates the accuracy of the predictions and allows other users to view the entries and the results. The System ranks the top analysts based on the accuracy of their predictions, and this information is made available to other users. The logical structures underlying the Predict It System can be modified for expansion into other areas of interest (politics, for example), based upon modifications to the System's database to include the underlying data-structures for the subject matter of the new area in which the System would be used.

PREDICT IT SYSTEM FEATURES

                                   FOR USERS

o Live Demo. Anonymous users navigating the system see live data, not static Internet mock-ups. Seeing current games and current user records encourages participation.

o Easy Registration. A two-tier registration system makes it easy for users to get started. The first tier registration, which gives users total access, requires only the user's nickname, email address and password. To receive their earnings payments, users must complete the more personal name, address and telephone fields.

o Intuitive Pick Entry. The layout of the pick entry page makes it easy for novice sports fans to participate.

o Robust Custom Query Engine. The cornerstone of the Predict It engine is the real-time reporting system, which allows users to find the top performers in any category over any period of time. Users can gather further information by viewing the details associated with anyone's record to see how these top performers accomplished their impressive track records.

o Real Time Earnings Reports. Earnings are calculated and posted to users' accounts in real time.

o User Registration Management. These controls allow users to easily change their email address, password and contact information.

                                 FOR PUBLISHERS

o Co-Branding. Publishers incorporate their site's logo, design and navigation links together with the Predict It navigation links to create a custom menu bar for their users. The Predict It generic functionality is served in a frame next to their custom menu bar, so the users feel as though they are still in the publisher's site.

o Private Label Branding. The generically-designed functionality pages can be customized to integrate the publisher's design, providing enhanced branding opportunities.

o Advertising Management. Using the DoubleClick Dart system, publishers have access to a powerful and flexible advertising management system, which can be used independently of or in conjunction with the publishers' existing advertising management system.

                          FOR INTERNAL ADMINISTRATORS

o Easy Expansion into New Sports. All of the world's major sports leagues are already loaded into the database and can be activated within seconds. If a real time feed is not incorporated or is not available for that sport, all of the tools exist to manually input the events and results.

o Real Time Data Feed. Provided by SportsTicker, owned in part by ESPN, we have signed a contract and begun programming specification for a real-time data-feed that will fully automate the Predict It system, allowing for the spontaneous system-generation of sporting events. This will lay the groundwork for our incorporating more data-intensive markets, like financial markets.

SYSTEM INTEGRITY CONTROLS

o Pick Entry. The system traps for and eliminates all of the possible ways that users may attempt to enter picks on events already underway.

o Earnings. The system controls for users who may repeatedly access their own picks or the picks of their friends in an attempt to artificially increase earnings balances.

CUSTOMERS AND DISTRIBUTORS

     We generate revenues from advertising sold on our site and on our distributors co-branded sites. We optimize our revenues by utilizing a co-branded model to attract advertisers to specific market niches. In this way, we can expand our opportunities to reach more users who will view the services that we offer.

     Consequently, our strength lies in our ability to generate revenue through our distributor relationships with limited marketing and advertising expenditures. Our distributor relationships allow us the opportunity to attract traffic to the co-branded sites based on the strength of our distributor marketing and advertising efforts. In return for providing our distributors with content and the ability for them to increase their advertising revenue we generally share 50% of our distributors' advertising revenue that our Predict It service generates from the distributors' co-branded pages. We believe that this creates an attractive opportunity for establishing distributor relationships since we provide our distributors with free content and increased advertising revenue opportunities because our product encourages users to make repeat visits to the site.

     Our current distributors are:

     o SportsWorld (Broadcast.com);

     o SportServer (Nando Media/McClatchey Newspapers);

     o DBC Sports (Data Broadcasting Corporation);

     o The Sports Network;

     o The Sports Daily;

     o SportsFeed;

     o Silly Sports;

     o Gaming Guide;

     o Bettors World;

     o Bettors Luck;

     o Sport Hits;

     o The Daily Spread;

     o SH Goddess;

     o MLB Fans

     o Tornado Report

     o Sports Rumble

     o Aces Sports

     o Alpha Sim Interactive

     o YourPortal.com (Acceleration Software)

     o EnterSports

     o Los Angeles Times

     o Web On-Site

     o CMP Media

     o Scoops Wrestling

     o Investorlinks

     o Planetdirect

     o Crosswalk

     o Collegestudent.com

     Each Web page of the Predict It service is designed to optimize potential advertising opportunities without diminishing the overall user experience. The layout generally is configured to allow for 2 larger and 4 smaller advertisements. This design allows the site to generate a high potential cost per thousand, or CPM, without alienating the viewer. We anticipate that the bulk of advertising to be priced on a CPM basis. At present, our rates are $20, with discounts for volume purchases. In certain circumstances, we may elect to accept advertising purchases on a cost-per-click or cost-per-lead basis or barter basis. We may use this rate structure when the potential revenue is projected to be greater than a CPM basis or if excess inventory is available.

     As the Internet advertising market matures, online advertising decisions will increasingly be made on the ability of a Web site to reach certain demographics desired rather than on the ability to deliver bulk viewers. We believe that we are in a position to take advantage of this opportunity because of the nature of the Predict It product offering. Our initial target market of United States and international sports information and financial markets represents an attractive demographic for potential advertisers since the sports and finance areas have historically generated substantial users with favorable demographics.

COMPETITION

     The market for Internet users and advertisers is new and rapidly evolving. Competition is intense and is expected to increase significantly in the future. The number of Web sites on the Internet competing for consumer's attention and spending has proliferated and we expect that competition will continue to intensify.

     We compete directly or indirectly for advertisers, viewers, members and content providers with competitors that fall within the following two categories:

     o Providers of fantasy sports games such as Small World Sports and Wall Street Sports; and

     o Syndicated content offering providers such as Pick' Em Sports.

     We believe that other competitive sites that provide for online sports pools, sweepstakes, and competition in financial market predictions present an opportunity for us since our Predict It products can be used as tools for individuals who are avid participants at these other sites. By providing a source of knowledge to viewers, we believe that our products will encourage users of these sites to visit our sites to view the predictions of our members.

     We anticipate that the number of direct and indirect competitors will increase in the future. This could result in price reductions for advertising, reduced margins, greater operating losses or loss of market share, any of which would materially adversely affect our business, results of operations and financial condition.

     We also compete for visitors with many Internet content providers and Internet service providers, including Web directories, search engines, shareware archives, content sites, commercial online services and sites maintained by Internet service providers, as well as thousands of Internet sites operated by individuals and government and educational institutions. These competitors include free information, search and content sites or services, such as America Online, CNET, CNN/Time Warner, Excite, Infoseek, Lycos, Microsoft, Netscape and Yahoo!. We also compete with the foregoing companies, as well as traditional forms of media such as newspapers, magazines, radio and television, for advertisers and advertising revenues. We believe that the principal competitive factors in attracting advertisers includes the amount of traffic on our Web site, brand recognition, customer service, the demographics of our members and viewers, our ability to offer targeted audiences and the overall cost-effectiveness of the advertising medium we offer. We believe that the number of Internet companies relying on Web-based advertising revenue will increase substantially in the future. Accordingly, we will likely face increased competition, resulting in increased pricing pressures on our advertising rates which could in turn have a material adverse effect on our business, results of operations and financial condition.

     Many of our existing and potential competitors, including Web directories and search engines and large traditional media companies, have longer operating histories in the Web market, greater name recognition, larger customer bases and significantly greater financial, technical and marketing resources than we have currently. Our competitors may be able to undertake more extensive marketing campaigns for their brands and services, adopt more aggressive advertising pricing policies and make more attractive offers to potential employees, distribution partners, commerce companies, advertisers and third-party content providers. Advertisers may perceive Internet content providers and Internet service providers, including Web directories, search engines, shareware archives, sites that offer professional editorial content, commercial online services and sites maintained by Internet service providers as more desirable Web sites for placement of advertisements.

     In addition, substantially all of our current advertising customers and distributors also have established collaborative relationships with certain of our competitors or potential competitors, and other high-traffic Web sites. Accordingly, we cannot be certain that we will be able to grow our membership base, traffic levels and advertiser customer base at historical levels or retain our current members, traffic levels or advertiser customers. Advertisers may find other Web sites more attractive if Web traffic grows at a faster rate on the Web sites of competitors and thus, our distributors may decline to renew their agreements with us. We may not be able to compete successfully against our current or future competitors and competition could have a material adverse effect on our business, results of operations and financial condition.

TECHNOLOGY

     Our public Web site, www.Predictit.com, which features the Predict It Sports service, is currently hosted and maintained by iXL Memphis. iXL provides a guaranteed 99.7% uptime and monitors all aspects of the servers on a twenty-four hour basis using a pager gateway with a 15-minute reponse time in off-hours. iXL provides an on-call telephone line answered 24 hours a day by on-duty engineers and maintains UPS systems capable of maintaining power on battery for several hours.

     Predict It services are written in C++ using an Oracle database and run on a Unix platform. The 3-Mhz Ultra Sparc 10 server contains 512 MB RAM and a 2.4GB EIDE hard drive. The system is scalable to increase traffic capacity.

     The server connects to a Cisco Catalyst 5500 switch via a 100Base-T connection and then to a Cisco 7513 with redundant connections to the Internet via SprintLink clear channel DS-3 (45 Mbps) through the Atlanta Backbone (one hop) with a 3Mbps diverse route, and on SprintLink, through Dallas-Ft. Worth (one hop). This connection is a full fiber, SONET ring connection on the Sprint Network.

INTELLECTUAL PROPERTY

     Predict It seeks to protect its proprietary rights, but its actions may be inadequate to protect its patents, trademarks or other proprietary rights to prevent others from claiming violations of their proprietary rights. Predict It has one patent application on file with the United States Patent and Trademark Office. Predict It enters into confidentiality agreements with its employees, consultants and distributors, and generally controls access to and distribution of its proprietary information. Despite Predict It's efforts to protect its proprietary rights from unauthorized use or disclosure, parties may attempt to disclose, obtain or use its proprietary information. The steps Predict It has taken may not prevent misappropriation of its proprietary information. Third parties may infringe or misappropriate Predict It's proprietary rights, which could have a material adverse effect on Predict It's business, results of operations and financial condition. The validity, enforceability and scope of protection of proprietary rights in Internet-related industries is uncertain and still evolving.

     Furthermore, third parties may assert infringement claims against Predict It. Claims relating to infringement of the trademarks and other intellectual property rights of third parties and any resultant litigation, should it occur, could subject Predict It to significant liability for damages and could result in the invalidation of Predict It's proprietary rights. In addition, even if Predict It prevails, any litigation could be time-consuming and expensive to defend, and could result in the diversion of management's time and attention, any of which could materially adversely affect Predict It's business, results of operations and financial condition. Any claims from third parties may also result in limitations on Predict It's ability to use the trademarks and other intellectual property subject to those claims unless Predict It enters into agreements with the third parties responsible for those claims. However, such third-party agreements may be unavailable on commercially reasonable terms.

     We seek to protect our copyrights, service marks, trademarks, trade dress and trade secrets through a combination of laws and contractual restrictions, such as confidentiality agreements. For example, we attempt to register our trademarks and service marks in the United States and internationally. However, effective trademark, service mark, copyright and trade secret protection may not be available in every country in which our services are made available online.

     We currently own a number of Internet domain names, including PredictIt.com, SportsCappers.com Predictit.net, and VirtualStockExchange.com. Domain names generally are regulated by Internet regulatory bodies. The relationship between regulations governing domain names and laws protecting trademarks and similar proprietary rights is unclear. We, therefore, may be unable to prevent third parties from acquiring domain names that infringe or otherwise decrease the value of our trademarks and other proprietary rights.

NEW AND EXISTING REGULATION ON THE INTERNET

     We are subject to the same federal, state and local laws as other companies conducting business on the Internet. Today, there are relatively few laws specifically directed towards online services. However, due to the increasing popularity and use of the Internet and online services, it is possible that laws and regulations will be adopted with respect to the Internet or online services. These laws and regulations could cover issues such as online contracts, user privacy, freedom of expression, pricing, fraud, content and quality of products and services, taxation, advertising, intellectual property rights and information security. Currently, applicability to the Internet of existing laws governing issues such as property ownership, copyrights and other intellectual property issues, taxation, libel, obscenity and personal privacy is uncertain.

     Several states have proposed legislation that would limit the uses of personal user information gathered online or require online services to establish privacy policies. The Federal Trade Commission also has recently started a proceeding with one online service regarding the manner in which personal information is collected from users and provided to third parties. Changes to existing laws or the passage of new laws intended to address these issues could directly affect the way we do business or could create uncertainty in the marketplace. This could reduce demand for our services or increase the cost of doing business as a result of litigation costs or increased service delivery costs, or could otherwise harm our business. In addition, because we offer our services to users worldwide, foreign jurisdictions may claim that we are required to comply with their laws. In some jurisdictions, we may be required to collect value-added taxes on our fees. Our inadvertent failure to comply with foreign laws could subject us to penalties ranging from fines to bans on our ability to offer our services.

EMPLOYEES

     As of August 12, 1999, we had 11 full time employees, including 4 in sales and marketing, 5 in product development/technology and 2 in general and administrative functions. From time to time, we also employ independent contractors to support our engineering, marketing, sales and support and administrative organizations. We depend on our key personnel to manage our business effectively in a rapidly changing market. For a more detailed account of our key personnel, please see the "Risk Factors" and "Management" sections.

FACILITIES

     We are headquartered in New York City, where we lease approximately 250 square feet of office space at 41 East 11th Street under a lease expiring in August 1999. Our monthly rental payment is $3,400. We also lease approximately 700 square feet of office space at 11 Broadway, Suite 450 under a lease expiring in August 1999. Our monthly rental payment is $1,109.38. In addition, we signed a lease in July 1999 for approximately 4,900 square feet at 94 Eighth Avenue, 5th Floor, New York, New York. The term of this lease is 6 years, 2 months and the average monthly payment over the term of the lease is $12,935. We believe that our existing facility is adequate to meet our current and foreseeable requirements or that suitable additional or substitute space will be available as needed.

LEGAL PROCEEDINGS

     Predict It is not a party to any material legal proceedings.

                                   MANAGEMENT

     The following table sets forth certain information with respect to our executive officers, directors and key employees as of August 12, 1999:

NAME                                             AGE    COMPANY POSITION AND OFFICES HELD
----------------------------------------------   ---    ---------------------------------------------
Andrew Merkatz................................   30     President and Director
Tom Courts....................................   35     Chairman of the Board of Directors
Robert Jacobs.................................   38     Senior Vice President of Business Development
Geordie Pace..................................   35     Senior Vice President of Product Development
Gary Cheng....................................   25     Vice President of Business Development
                                                        and Director
Andrew Weissman...............................   32     Secretary and Director
Howard Yen....................................   25     Director of Technology
Ajmal Khan....................................   38     Director
Keith Rosenbloom..............................   38     Director
Carol Lee.....................................   41     Director
Alana Oldham..................................   29     Chief Technology Officer

     Tom Courts, age 35, is the Chairman of the Board and Founder of Predict It. Since 1997, Mr. Courts has been a Director of Predict It. Between 1997 and May 1999, he held the office of President and Chief Executive Officer of Predict It. Mr. Courts is not an employee of Predict It. Between 1995 and 1997, Mr. Courts founded and operated a prototype quick-service restaurant specializing in gourmet wraps, in Aspen, Colorado. Between 1989 and 1994, Mr. Courts was involved with a start-up wholesale mortgage banking firm. Mr. Courts has a B.A. in Economics from UCLA.

     Andrew Merkatz, age 30, became the President of Predict It as of May 17, 1999. Immediately prior to joining Predict It, from 1998 to 1999, Mr. Merkatz was the Vice President of Corporate Development and Finance for FLOORgraphics, Inc., an out-of-home media company based in Princeton, New Jersey. Between 1995 and 1998, he was the Chief Financial Officer and Chief Operating Officer of SiteSpecific, Inc., a New York-based Interactive Marketing Agency that he assisted in founding in 1995. Mr. Merkatz began his career in 1990 as a Private Equity Analyst for Interlaken Capital, Inc., in Greenwich, Connecticut. He received his B.A. in Economics from the University of Pennsylvania and his M.B.A. from Harvard University Graduate School of Business Administration.

     Robert Jacobs, age 38, has served as Vice President of Business Development for Predict It since July 1998 and as Senior Vice President of Business Development since June 1999. Between 1990 and 1998, Mr. Jacobs was employed by Bergen Brunswig Corporation, holding several sales and management positions of increasing responsibility. Prior to Bergen Brunswig, Mr. Jacobs was a Director of LaRae Enterprises, a private investment banking firm focusing primarily on mergers and acquisitions. Mr. Jacobs received a B.A. in Psychology from UCLA.

     Geordie Pace, age 35, joined Predict It in June 1999 as its Senior Vice President of Product Development. Prior to that, Mr. Pace worked at PaceKim Partners, the Internet consulting agency that he co-founded in 1998. Between 1997 and 1998, Mr. Pace was Director of Production and Technology for CKS New York (now USWEB/CKS), where he was responsible for creating interactive strategies for such clients as Audi, Duracell, and W.W. Grainger. Between 1996 and 1997, Mr. Pace served as Associate Creative Director and Director of Production at SiteSpecific Inc., a New York-based Interactive Marketing Agency that was acquired by CKS in 1997.

     Andrew Weissman, age 32, has been the Secretary and a Director of Predict It since 1998. Since June 1998, Mr. Weissman has been a Senior Vice President with the Dawntreader Fund I LP, which is a venture capital fund focused on early stage Internet companies. Between November 1997 and June 1998, Mr. Weissman was the President of Virtuosity Press, a start-up company formed to acquire the copyrights to out-of-print and out-of-stock books. Between October 1997 and 1998, Mr. Weissman was Senior Counsel at America Online, and was responsible for structuring and negotiating content distribution, marketing and e-commerce-related transactions with AOL's largest distributors. He has also practiced media and corporate law in Washington, D.C. and New York City, and holds a B.A. in Economics from Wesleyan University and a J.D., magna cum laude, from Georgetown University.

     Gary Cheng, age 25, joined Predict It in July 1999 as its Vice President of Business Development and as a Director. Between 1997 and July 1999, Mr. Cheng served as the President of Virtual Stock Exchange, a New York-based stock market simulation, message board and prediction company, which he co-founded in 1997. Between August 1996 and 1997, Mr. Cheng served as a consultant at Systems & Computer Technology Corporation, where he helped develop and launch their Web for Faculty and Advisors product. Mr. Cheng holds a B.S. in Electrical Engineering from Cornell University.

     Howard Yen, age 25, joined Predict It in July 1999 as its Director of Technology. In 1997, Mr. Yen focused primarily on all technical aspects of Virtual Stock Exchange. Between 1995 and 1996, Mr. Yen worked as a software designer at theglobe.com, which is a large portal on the Internet. Mr. Yen helped build theglobe.com's proprietary chat system. In 1996, he worked as an Internet Consultant with Siegel & Gale, a subsidiary of Saatchi & Saatchi, which is an advertising agency. Mr. Yen holds a B.S. in Electrical Engineering from Cornell University.

     Ajmal Khan, age 38, has served as a Director of Predict It since 1999. In 1989, Mr. Khan founded Verus Capital Corp., a diversified investment group, and has served as its President since its inception. He has been involved in successfully structuring and syndicating North American real estate and corporate acquisitions. Verus' principal activities involve the ownership of hotels, venture capital financing, corporate acquisitions, and several franchising and licensing joint ventures. Since February 1999, Mr. Khan has served as a Director of Wattage Monitor, Inc., which provides electric rate information over the Internet. Since October of 1998, Mr. Khan has served as a Director of Advanced Bodymetrics, Inc., a publicly-traded high-tech company dedicated to developing sports wristwatches that are able to monitor and display various functions of the human body. Since July of 1998, Mr. Khan has also served as a Director of iParty Corp., a publicly-traded company dedicated to providing information and services with respect to coordinating parties and events. Since June 1999, Mr. Khan has also served as a Director of On2.com Inc., a publicly-traded company that develops broadband video compression.

     Keith Rosenbloom, age 31, has served as a Director of Predict It since 1998. Since 1992, Mr. Rosenbloom has been employed as Director of Merchant Banking at Commonwealth Associates, L.P., which provides investment services on the Internet. Mr. Rosenbloom holds a B.A. from Yale University.

     Carol Lee, age 41, has served as a Director of Predict It since 1999. Since 1990, Ms. Lee has been employed at The Prospero Group, a real estate investment company, where she has served as President since 1999. Between 1990 and 1998, Ms. Lee served as Vice President of Prospero. Ms. Lee holds a Bachelor of Commerce from the University of British Columbia and an M.B.A. from Harvard University.

     Alana Oldham, age 29, has served as our Chief Technology Officer since July 1999. Between June 1998 and July 1999, Ms. Oldham served as the Director of Technology of Pixelpark, an international e-commerce Internet agency which is a subsidiary of Bertelsmann AG. At Pixelpark, Ms. Oldham built strategic and technical teams and created e-business solutions for clients such as Proctor & Gamble, The Museum of Modern Art and Radio Shack. Prior to joining Pixelpark, Ms. Oldham served as a technology innovator for companies, including THINK New Ideas, where she was a technical producer from August 1995 to March 1996, and Sun Microsystems where she was a programmer from October 1993 to September 1994.

INVOLVEMENT IN CERTAIN LEGAL PROCEEDINGS

     During the last five years, none of the directors, executive officers or control persons of Predict It have been:

     o A party to a bankruptcy proceeding;

     o Convicted in a criminal proceeding;

     o Subject to any order, judgment or decree permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

     o Found to have violated a federal or state securities or commodities law.

DIRECTOR COMPENSATION

     Compensation of Directors consists solely of reimbursement of their expenses for attending meetings.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

SUMMARY COMPENSATION TABLE

     The following table sets forth all compensation awarded to our Chief Executive Officer and all of our executive officers who received compensation in excess of $100,000 for the fiscal year ended December 31, 1998:

                                                                                             LONG TERM COMPENSATION
                                                                                -------------------------------------------------
                                                                                        AWARDS
                                                                                -----------------------
                                                 ANNUAL COMPENSATION                         SECURITIES          PAY-OUTS
                                         ------------------------------------   RESTRICTED   UNDERLYING   -----------------------
                                                                 OTHER ANNUAL    STOCK       OPTIONS/      LTIP      ALL OTHER
NAME AND POSITION                 YEAR      SALARY       BONUS   COMPENSATION   AWARDS        SARS        PAY-OUTS   COMPENSATION
-------------------------------   ----   -------------   -----   ------------   ----------   ----------   --------   ------------
Tom Courts(1) .................   1998    $    84,583       0           0             0            0(2)        0            0
  Chief Executive Officer and     1997    $     8,500       0           0             0            0           0            0
  Director

------------------
(1) Mr. Courts resigned as President and Chief Executive Officer on May 15,
    1999.

(2) In 1999, Mr. Courts was awarded options to purchase an aggregate of 225,000 shares of our common stock.

OPTION GRANTS IN 1998

     Set forth below is information on grants of stock options for our executive officers for the fiscal year ended December 31, 1998.

                                                                 INDIVIDUAL GRANTS
                                             ---------------------------------------------------------
                                                                % OF TOTAL OPTIONS
                                              NUMBER OF         GRANTED TO EMPLOYEES    EXERCISE PRICE
NAME                                         OPTIONS GRANTED    IN FISCAL YEAR          PER SHARE         EXPIRATION DATE
------------------------------------------   ---------------    --------------------    --------------    ---------------
Robert Jacobs.............................        81,750(1)              100%               $ .245            10/02/03

------------------
(1) Upon the merger of Predict It Corp. into WDC Development, Inc., Mr. Jacobs' prior option to purchase 14,678 shares of Series B Preferred Stock at an exercise price of $1.3636 per share was converted into an option to purchase 81,750 shares of our common stock at an exercise price of $.245 per share.

COMPENSATION ARRANGEMENTS

     On May 17, 1999, we entered into an Employment Agreement with Mr. Merkatz. Mr. Merkatz's initial employment term expires on May 17, 2002. Mr. Merkatz currently receives a base salary of $140,000 per year, which is subject to review by management, and any merit increases will be subject to our company policy. Under the terms of the agreement, Mr. Merkatz is eligible to receive a bonus for services rendered, subject to the discretion of our Compensation Committee. Upon executing his employment agreement,

Mr. Merkatz received options to purchase 537,198 shares of common stock at an exercise price of $2.00 per share. Such options vest in equal portions over three years and have anti-dilution protection. In addition, Mr. Merkatz received a performance-based option to purchase 214,879 shares of our common stock at an exercise price of $3.75 per share which is scheduled to vest as follows:
(i) 50% of the performance-based option shall vest on May 1, 2000 if the number of registered users of Predict It exceeds 312,500 by such date and the page views of Predict It for April 2000 exceed 25,000,000; and (ii) the remaining 50% of the performance-based option shall vest on May 1, 2001 if the number of registered users of Predict It exceeds 937,500 by such date and the page views of Predict It for April 2001 exceed 85,714,275. However, in the event the performance-based goals for the May 1, 2000 vesting schedule are not met by such date, then if by May 1, 2001 the number of registered users of Predict It exceeds 1,125,000 and the page views of Predict It for April 2001 exceed 102,857,130, then the whole performance-based option shall vest on May 1, 2001. Such option does not have anti-dilution protection. In the event we terminate Mr. Merkatz's employment for any reason other than "for cause,"
Mr. Merkatz will be entitled to 180 days advance written notice of the termination and 30 days' salary.

     On April 28, 1999, we entered into a Transition Agreement with Tom Courts in conjunction with his resignation as President and Chief Executive Officer of Predict It. Mr. Courts' Transition Agreement provides that Mr. Courts is entitled to recover an annual base salary of $125,000 through October 28, 1999, to be paid in equal semi-monthly installments. In addition, under the Transition Agreement, Mr. Courts is entitled to receive an option to purchase 100,000 shares of our common stock, at an exercise price of $.60 per share. Such option shall vest in equal quarterly amounts over a period of one year, ending May 15, 2000.

     On May 1, 1999, we entered into a Consulting Agreement with Verus Capital Corp.,one of our stockholders, for a two-year term ending April 30, 2001. Under the agreement, Verus receives $10,000 per month plus authorized out-of-pocket expenses for providing Predict It with consulting and advisory services relating to its business. We have the right to terminate the agreement "for cause" and Verus is restricted during the term of the agreement, and for two years thereafter, from competing directly or indirectly with us by engaging in any competitive business or by rendering any services to any competitor of ours, except in a limited capacity as a passive investor in a publicly-traded company.

     On June 9, 1999, we entered into an Employment Agreement with Mr. Pace. Currently, Mr. Pace's base salary is $115,000 per year, which is subject to review by management, and any merit increases will be subject to our company policy. In addition to his base salary, Mr. Pace shall be eligible to receive an annual bonus of up to $30,000 upon meeting certain conditions. Mr. Pace has been granted an option to purchase 100,000 shares of common stock at an exercise price of $2.30 per share. Such option will vest over three years with one-third of the shares exercisable on June 9, 2000 and one-sixth of the shares exercisable every six months thereafter. Mr. Pace is an at-will employee. In the event we terminate Mr. Pace's employment for any reason other than "for cause" Mr. Pace will be entitled to 30 days' salary and accrued vacation and bonus.

     On June 30, 1999, we entered into an Employment Agreement with Howard Yen. Mr. Yen's initial employment term expires on June 30, 2002. Mr. Yen currently receives a base salary of $75,000 per year, which is subject to review by management, and any merit increases will be subject to our company policy. Under the terms of the agreement, Mr. Yen is eligible to receive a bonus up to $15,000 upon meeting certain conditions. In the event we terminate Mr. Yen for any reason other than "for cause" Mr. Yen will be entitled to 30 days advance written notice and 6 months' salary.

     On June 30, 1999, we entered into an Employment Agreement with Gary Cheng. Mr. Cheng's initial employment term expires on June 30, 2002. Mr. Cheng currently receives a base salary of $75,000 per year, which is subject to review by management, and any merit increases will be subject to our company policy. Under the terms of the agreement, Mr. Cheng is eligible to receive a bonus up to $15,000 upon meeting certain conditions. In the event we terminate Mr. Cheng for any reason other than "for cause," Mr. Cheng will be entitled to 30 days advance written notice and 6 months' salary.

                               STOCK OPTION PLAN

     On April 28, 1999, upon completion of the reverse acquisition, our 1999 Stock Option Plan became effective. As of June 24, 1999, our 1999 Stock Option Plan was amended to reserve a total of 1,500,000 shares of common stock, subject to the approval of our stockholders.

OUR 1999 STOCK OPTION PLAN

     Under our 1999 Stock Option Plan, key employees, officers, consultants and directors are given an opportunity to acquire our shares. Our 1999 Stock Option Plan provides for discretionary option grants, under which key employees, officers, and consultants may be granted options to purchase our shares of common stock at an exercise price not less than 85% of the fair market value of our shares on the grant date. The options granted under our 1999 Stock Option Plan may be either incentive stock options designed to meet the requirements of
Section 422 of the Internal Revenue Code of 1986, as amended, or non-statutory options not intended to satisfy such requirements. Options may be granted to eligible individuals in our employ or service or in the service of any subsequent corporation.

     As of June 24, 1999, our 1999 Stock Option Plan was amended to reserve a total of 1,500,000 shares of common stock for issuance over the ten-year term of our 1999 Stock Option Plan. Currently, there are 1,500,000 reserved shares of our common stock which remain available for issuance.

     Options have maximum terms of ten years from the grant date. Options are not assignable or transferable other than by will or by the laws of inheritance. The option may be exercised only by the optionee. The optionee will not have any rights with respect to our shares of common stock underlying the options until the options are exercised and the option price is paid for the purchased shares. Our Board of Directors has the authority to cancel outstanding options in return for the grant of new options for the same or a different number of shares with an exercise price based on the lower fair market value of our common stock on the new grant date. However, our Board of Directors may terminate our 1999 Stock Option Plan at any time. Our 1999 Stock Option Plan terminates on April 28, 2009.

     If we are acquired by merger, consolidation or asset sale, or there is a hostile change in control, each option granted under the 1999 Stock Option Plan may be accelerated, and all unvested shares issued under the 1999 Stock Option Plan may be immediately vested.

                           RELATED PARTY TRANSACTIONS

     On May 1, 1999, we entered into a Consulting Agreement with Verus for a two-year term, ending April 30, 2001. Under the agreement, Verus receives $10,000 per month plus authorized out-of-pocket expenses for providing us with consulting and advisory services relating to our business. Verus is one of our stockholders and Ajmal Khan, one of our directors, is the President and founder of Verus.

     For information concerning employment and consulting agreements with, and compensation of Predict It's executive officers and directors, see the "Management--Employment and Consulting Contracts" section.

     We believe that the terms of the foregoing transaction are no less favorable to us than could have been obtained from non-affiliated third parties, although no independent appraisals were obtained.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information regarding beneficial ownership of our common stock as of August 12, 1999 as follows:

     o By each person who is known by Predict It to beneficially own more than 5% of Predict It's common stock, fully diluted;

     o By each of Predict It's directors;

     o By each officer named under the "Management--Executive
       Compensation--Summary Compensation Table"; and

     o By all executive officers and directors as a group.

     Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares beneficially owned, subject to community property laws where applicable. The percentages set forth in the table assume 11,700,000 (including 500,000 shares being held in escrow pending Predict It achieving certain milestones) shares of common stock outstanding as of August 12, 1999.

                                                                           NUMBER OF SHARES OF
                            NAME AND ADDRESS                                 COMMON STOCK         PERCENTAGE OF
                        OF BENEFICIAL OWNER (1)                            BENEFICIALLY OWNED     BENEFICIAL OWNERSHIP
------------------------------------------------------------------------   -------------------    --------------------
Dawntreader Fund I LP
  188 West 22nd Street,
  11th Floor
  New York, NY 10011....................................................          2,415,152               20.6%

Gary Cheng
  c/o Predict It Inc.
  41 E. 11th Street
  New York, NY 10003....................................................          1,261,683(2)            10.8%

Howard Yen
  c/o Predict It Inc.
  41 E. 11th Street
  New York, NY 10003....................................................          1,261,683(2)            10.8%

GEM France
  712 Fifth Avenue
  7th Floor
  New York, NY 10019....................................................            918,381                7.8%

Thomas Courts
  c/o Predict It Inc.
  41 E. 11th Street
  New York, NY 10003....................................................            675,982(3)             5.7%

Andrew Merkatz
  c/o Predict It Inc.
  41 E. 11th Street
  New York, NY 10003....................................................                  0(4)               *

Keith Rosenbloom
  c/o Commonwealth Associates, L.P.
  830 Third Avenue
  New York, NY 10022....................................................            466,682(5)             4.0%

Andrew Weissman
  c/o Dawntreader Fund I LP
  188 West 22nd Street,
  11th Floor
  New York, NY 10011....................................................          2,415,152(6)            20.6%

Carol Lee
  c/o The Prospero Group 517-1177
  West Hastings Street
  Vancouver, B.C.
  Canada V6E 2K3........................................................                  0                  *

Robert Jacobs
  c/o Predict It Inc.
  41 East 11th Street
  New York, NY 10003....................................................             27,250(7)               *

Ajmal Khan
  c/o Verus Capital Corp.
  1177 W. Hastings Street, Suite 2000
  Vancouver, British Columbia
  Canada V6E2K3.........................................................             10,000(8)               *

Alana Oldham
  c/o Predict It Inc.
  41E. 11th Street
  New York, NY 10003....................................................                  0(9)               *

All Executive Officers and Directors
  as a group (10 persons)...............................................          6,118,432               52.2%

------------------
* Represents less than one (1%) percent

(1) Rule 13d-3 under the Securities exchange Act of 1934 provides the determination of beneficial owners of securities. That rule includes as beneficial owners of securities, any person who directly or indirectly has, or shares, voting power and/or investment power with respect to such securities. Rule 13d-3 also includes as a beneficial owner of a security any person who has the right to acquire beneficial ownership of such security within sixty days through means, including, the exercise of any options, warrant or conversion of a security. Any securities not outstanding which are subject to such options, warrants or conversion privileges are deemed to be outstanding for the purpose of computing the percentage of outstanding securities of the class owned by such person. Those securities are not deemed to be outstanding for the purpose of computing the percentage of the class by any other person.

(2) Includes 233,645 shares of common stock which are being held in escrow pending Predict It's achievement of certain milestones.

(3) Includes the following: (i) an immediately exercisable option to purchase, for a period of 5 years, 125,000 shares of common stock at an exercise price of $.30 per share; and (ii) an option to purchase, for a period of one year, 100,000 shares of common stock, vesting in equal quarterly amounts, at an exercise price of $.60 per share, 25,000 of which shall vest on August 15, 1999.

(4) Mr. Merkatz holds an option to purchase 537,198 shares of our common stock at an exercise price of $2.00 per share, of which one-third shall vest on May 19, 2000 and the remaining two-thirds shall vest every 6 months thereafter in one-sixth increments. This option is subject to anti-dilution protection. Mr. Merkatz also holds an option to purchase 214,879 shares of common stock at an exercise price of $3.75 per share, of which one-third shall vest on May 19, 2000 and the remaining two-thirds shall vest every 6 months thereafter in one-sixth increments upon attaining certain targets. This option is not subject to anti-dilution protection.

(5) Includes 416,683 shares of common stock that are held by Commonwealth Associates, L.P., of which Mr. Rosenbloom is Director of Merchant Banking. Mr. Rosenbloom disclaims beneficial ownership of such shares.

(6) Represents shares of common stock that are held by Dawntreader Fund I LP of, which Mr. Weissman is Senior Vice President. Mr. Weissman disclaims beneficial ownership of such shares.

(7) Represents an option to purchase 81,750 shares of common stock at an exercise price of $.245 per share, of which 27,250 options vested on July 19, 1999. Does not include an option to purchase 27,250 shares of common stock at an exercise price of $2.30 per share, of which one-third shall vest on June 24, 2000 and the remaining two-thirds shall vest every 6 months thereafter in one-sixth increments.

(8) Represents shares of common stock held by Verus Capital Corp., of which Mr. Khan is founder and President. Mr. Khan disclaims beneficial ownership of such shares.

(9) Ms. Oldham holds an option to purchase 120,000 shares of common stock at an exercise price of $2.00 per share, of which one-third shall vest on July 26, 2000 and the remaining two-thirds shall vest every 6 months thereafter in one-sixth increments.

                            SELLING SECURITY HOLDERS

     The following table shows for our stockholders the following information:

     o The number of shares of our common stock beneficially owned by them as of August 12, 1999 and covered by this prospectus; and

     o The number of shares of common stock to be retained after this offering, if any.

                                                                                        COMMON STOCK(1)
                                                                        ------------------------------------------------
                                                                         NUMBER OF SHARES             NUMBER OF SHARES
                                                                        OWNED PRIOR TO AND            BENEFICIALLY OWNED
NAME OF SELLING SECURITY HOLDER                                         REGISTERED IN THE OFFERING    AFTER THE OFFERING
---------------------------------------------------------------------   --------------------------    ------------------
Tom Courts...........................................................              750,982(2)                75,000
Dawntreader Fund I LP................................................            2,415,152                        0
Keith M. Rosenbloom..................................................              466,682(3)                     0
Robert Jacobs........................................................              109,000(4)                81,750
Paul Yahnke..........................................................              225,421                        0
GEM France...........................................................              918,381                        0
Snowmass Technologies LLC............................................               81,697                        0
Falk Family Foundation...............................................               70,841                        0
Michael S. Falk......................................................               70,841                        0
Robert A. O'Sullivan Family Trust....................................               16,664                        0
Robert L. Priddy.....................................................              141,676                        0
Gary N. Mansfield....................................................               16,664                        0
Ron Moschetta........................................................               49,999                        0
Commonwealth Associates, L.P.........................................              466,682                        0
Navigator Holdings Corp..............................................              546,600(5)                     0
Sprott Capital S.A...................................................              546,600(5)                     0
Century Capital Corp.................................................              382,716                        0
Perth Management Corp................................................              525,992(6)                     0
Rock Capital Corp....................................................              365,575                        0
Salter Street Management Corp........................................              516,815(7)                     0
National Day Corporation.............................................              512,936(8)                     0
Asia World Holdings, Ltd.............................................              380,830                        0
Bright Outlook Consultants, Ltd......................................              370,575                        0
Pyrennes Investments Limited.........................................              522,118(9)                     0
Verus Capital Corp...................................................               49,243(10)                    0
Harold W. Gorden.....................................................               10,000                        0
Mid-Continental Securities Corp......................................                7,500                        0
John B Lowy..........................................................                7,500                        0

                                                                                        COMMON STOCK(1)
                                                                        ------------------------------------------------
                                                                         NUMBER OF SHARES             NUMBER OF SHARES
                                                                        OWNED PRIOR TO AND            BENEFICIALLY OWNED
NAME OF SELLING SECURITY HOLDER                                         REGISTERED IN THE OFFERING    AFTER THE OFFERING
---------------------------------------------------------------------   --------------------------    ------------------
Alan M. Bass.........................................................                2,500                        0
Sharon Brasure.......................................................               10,000                        0
Leanne Donovan.......................................................                1,211                        0
Robert Felch.........................................................                  428                        0
Jerry Gruenbaum......................................................                1,850                        0
Craig Hickok.........................................................                1,250                        0
David G. Irwin.......................................................                2,500                        0
Denise Johnson.......................................................                1,950                        0
Jason E. Johnson.....................................................                1,950                        0
K.D. Johnson.........................................................                1,950                        0
Maile Johnson........................................................                1,950                        0
Aimee Masure.........................................................                1,250                        0
James M. McCully.....................................................                1,000                        0
Judith McCully.......................................................                1,000                        0
Marla McCully........................................................                  500                        0
Thomas Shakespear....................................................                1,211                        0
Stephen M. Siedow....................................................              222,500                        0
                                                                                ----------                 --------
  Total..............................................................           10,800,682                  156,750

------------------

(1) We assume no purchase in this offering by any stockholder listed above of any shares of our common stock and that each stockholder will sell all of its shares being registered hereby.

(2) Includes the following: (i) an immediately exercisable option to purchase, for a period of 5 years, 125,000 shares of common stock of an exercise price of $.30 per share; and (ii) an option to purchase, for a period of one year, 100,000 shares of common stock at an exercise price of $.60 per share, of which 25,000 shares become exercisable on August 15, 1999.

(3) Includes 49,999 shares of common stock that are directly owned and 416,683 shares of common stock that are held by Commonwealth Associates, of which Mr. Rosenbloom is Director of Merchant Banking. Mr. Rosenbloom disclaims beneficial ownership of the stock held by Commonwealth Associates.

(4) Includes (i) an option to purchase 81,750 shares of common stock at an exercise of $.245 per share, of which 27,250 shares became exercisable on July 19, 1999, and (ii) an option to purchase 27,250 shares of common stock at an exercise price of $2.30 per share.

(5) Includes 163,884 shares of our common stock underlying 163,884 shares of Series A Preferred Stock, convertible at any time at the option of the holder.

(6) Includes 157,704 shares of our common stock underlying 157,704 shares of Series A Preferred Stock, convertible at any time at the option of the holder.

(7) Includes 154,953 shares of our common stock underlying 157,704 shares of Series A Preferred Stock convertible at any time at the option of the holder.

(8) Includes 153,789 shares of our common stock underlying 153,789 shares of Series A Preferred Stock, convertible at any time at the option of the holder.

(9) Includes 156,543 shares of our common stock underlying 156,543 shares of Series A Preferred Stock, convertible at any time at the option of the holder.

(10) Includes 49,243 shares of our common stock underlying 49,243 shares of Series A Preferred Stock, convertible at any time at the option of the holder.

                              PLAN OF DISTRIBUTION

     We are registering the shares of our common stock covered by this prospectus.

     We will pay the costs, expenses, and fees of registering the common stock, but our stockholders will pay any underwriting or brokerage commissions and similar selling expenses relating to the sale of shares of their common stock.

     Our stockholders may sell our common stock at market prices prevailing at the time of the sale, at prices related to the prevailing market prices, at negotiated prices or at fixed prices, which may change. Our stockholders may sell some or all of their common stock through:

     o Ordinary brokers' transactions, which may include long or short sales;

     o Transactions involving cross or block trades or otherwise on the NASDAQ SmallCap Market;

     o Purchases by brokers, dealers or underwriters as principal and resale by those purchasers for their own accounts under this prospectus;

     o Market makers or into an existing market for the common stock;

     o Transactions in options, swaps or other derivatives; or

     o Any combination of the selling options described in this prospectus, or by any other legally available means.

     In addition, our stockholders may enter into hedging transactions with broker-dealers, who may engage in short sales of our common stock in the course of hedging the positions they assume. Finally, our stockholders may enter into options or other transactions with broker-dealers that require the delivery of our common stock to those broker-dealers. Subsequently, the shares may be resold under this prospectus.

     In their selling activities, our stockholders will be subject to applicable provisions of the Securities Exchange Act of 1934 and its rules and regulations, including Regulation M, which may limit the timing of purchases and sales of our common stock by our stockholders.

     Those of our stockholders and any broker-dealers involved in the sale or resale of our common stock may qualify as "underwriters" within the meaning of
Section 2 (11) of the Securities Act of 1933. In addition, the broker-dealers' commissions, discounts, or concessions may qualify as underwriters' compensation under the Securities Act of 1933. If any broker-dealer or any of our stockholders qualify as an "underwriter," they will be subject to the prospectus delivery requirements of Section 153 of the Securities Act of 1933.

     In conjunction with sales to or through brokers, dealers or agents, our stockholders may agree to indemnify such brokers, dealers or agents against liabilities arising under the Securities Act of 1933. We do not know of any existing arrangements between our stockholders and any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of our common stock.

     In addition to selling their common stock under this prospectus, our stockholders may:

     o Transfer their common stock in other ways not involving market makers or established trading markets, including by gift, distribution or other transfer; or

     o Sell their common stock under Rule 144 of the Securities Act, if the transaction meets the requirements of Rule 144.

     We have advised our stockholders that, during the time each is engaged in distribution of their common stock, each must comply with Rule 10b-5 and Regulation M under the Securities Exchange Act of 1934. They must do all of the following under those rules:

     o Not engage in any stabilization activity in connection with our common stock;

     o Furnish each broker who may be offering our common stock on behalf of our stockholders the number of copies of this prospectus required by each broker; and

     o Not bid for or purchase any of our common stock or attempt to induce any person to purchase any of our common stock, other than as permitted under the Securities Exchange Act of 1934.

     Any of our stockholders who may be "affiliated purchasers," as defined in Regulation M, have been further advised that they must coordinate their sales under this prospectus with each other and us for the purposes of Regulation M.

     To the extent required under the Securities Act, a supplemental prospectus will be filed, disclosing:

     o The name of any such broker-dealers;

     o The number of securities involved;

     o The price at which such securities are to be sold;

     o The commissions paid or discounts or concessions allowed to such broker-dealers, where applicable;

     o That such broker-dealers did not conduct any investigation to verify the information set out in this Prospectus, as supplemented; and

     o Other facts material to the transaction.

     There is no assurance that any of our stockholders will sell any of our common stock.

     We have agreed to keep the registration statement relating to the offering and sale by our stockholders continuously effective until the earlier of the sale of all their common stock or 12 months from the date of this prospectus.

                        DESCRIPTION OF THE CAPITAL STOCK

     Our authorized capital stock consists of 25,000,000 shares of our common stock, par value $.01 per share, and 5,000,000 shares of our preferred stock, par value $.01 per share as set forth below.

     Our Amended and Restated Certificate of Incorporation, By-laws and the Registration Rights Agreement described below are included as exhibits to the Registration Statement of which this prospectus forms a part.

COMMON STOCK

     Our authorized common stock consists of 25,000,000 shares of common stock. As of August 12, 1999, we had issued and outstanding 11,700,000 shares of common stock (including 500,000 shares of common stock that are being held in escrow pending Predict It achieving certain milestones). As of August 12, 1999, there were approximately 45 holders of record of our common stock. In addition, we have reserved the following shares of common stock:

     o 1,000,000 shares of our common stock for conversion of our issued and outstanding Series A Preferred Stock;

     o 1,500,000 shares of our common stock under our 1999 Stock Option Plan;
       and

     o 206,750 shares of our common stock for existing options.

     The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of our stockholders. Subject to preferences that may be applicable to any outstanding shares of our preferred stock, the holders of our common stock are entitled to receive ratably such dividends as may be declared by the board of directors out of funds legally available for such dividends. In the event of our liquidation, dissolution or winding up, holders of our common stock will be entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding shares of preferred stock. Holders of common stock have no preemptive rights and no right to convert their common stock into any other securities. There are noredemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and non-assessable. The rights, preferences and privileges of holders of common stock are subject to the rights of holders of shares of any series of preferred stock that we may designate and issue in the future.

PREFERRED STOCK

     We are authorized to issue up to 5,000,000 shares of preferred stock, par value $.01 per share. As of August 12, 1999, 1,000,000 shares of our Series A Preferred Stock were issued and outstanding, held by approximately 15 registered holders. The holders of our Series A Preferred Stock have no voting power except as is expressly provided under Delaware law. Each share of our Series A Preferred Stock is convertible into one share of our common stock at the option of the holders of Series A Preferred Stock.

     Pursuant to our articles of incorporation, our board of directors has the authority, without further action by the stockholders, to issue shares of our preferred stock in one or more series and to fix the designation, powers, preferences, privileges and relative participating, optional or special rights of such stock, and the qualifications, limitations or restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights of the common stock. Our board of directors, without stockholder approval, may issue preferred stock with voting, conversion of other rights that could adversely affect the voting power and other rights of the holder of our common stock. Therefore, our preferred stock may be issued quickly, with terms that may delay or prevent a change in control or make removal of management more difficult. Additionally, the issuance of preferred stock may have the effect of decreasing the market price of the common stock and may adversely affect the voting and other rights of the holders of common stock.

REGISTRATION RIGHTS

     In connection with our acquisition of VSE, Messrs. Cheng, Yen and Appleby who received in the aggregate 2,700,000 shares of our common stock (including 500,000 shares of common stock that are being held in escrow pending Predict It achieving certain milestones) pursuant to such acquisition, are entitled to certain rights with respect to the registration of such shares under the Securities Act. They are entitled to certain demand registration rights pursuant to which they may require Predict It to file a registration statement under the Securities Act at our expense with respect to all or a portion of the shares of common stock held by either of them, their affiliates and permitted transferees, and we are required to use commercially reasonable efforts to effect such registration. If Predict It proposes to register any of its securities under the Securities Act, either for its own account or for the account of other security holders (other than a registration of our securities filed on Form S-4 or S-8 of the Securities Act), Messrs. Cheng, Yen and Appleby are entitled to certain "piggy back" registration rights pursuant to which they may require us to include all or a portion of their shares in such registration. In addition, pursuant to his employment agreement, Mr. Merkatz is entitled to certain "piggy back" registration rights pursuant to which he may require us to include all or a portion of his shares in such registration. All of these registration rights are subject to certain conditions and limitations, among them the right of an underwriter of an offering to limit the number of shares included in such registration, and our right not to effect a demand registration during the period starting with the fourteenth day immediately preceding the date of an anticipated filing by us of, and ending on a date ninety (90) days following the effective date of, a registration statement pertaining to this offering.

OPTIONS

     We have issued 13 options to purchase an aggregate of 1,415,077 shares of our common stock representing the following: (i) an option to purchase 100,000 shares of our common stock at an exercise price of $.60 per share, vesting in quarterly amounts over a period of one year, commencing April 28, 1999; (ii) an option to purchase 537,198 shares of our common stock at an exercise price of $2.00 per share, of which one-third shall vest on May 19, 2000 and the remaining two-thirds shall vest every 6 months thereafter, in one-sixth increments commencing May 19, 1999; (iii) an option to purchase 125,000 shares of our common stock at an exercise price of $.30 per share, which vested as of January 11, 1999; (iv) an option to purchase 100,000 shares of our common stock at an exercise price of $2.30 per share, of which one-third shall vest on June 4, 2000 and the remaining two-thirds shall vest every 6 months thereafter, commencing as of June 24, 1999 in one-sixth increments; (v) an option to purchase 40,000 shares of our common stock at an exercise price of $2.30 per share, of which one-third shall vest on June 4, 2000 and the remaining two-thirds shall vest every 6 months thereafter, commencing as of June 24, 1999 in one-sixth increments; (vi) an option to purchase 27,250 shares of our common stock at an exercise price of $2.30 per share, of which one-third shall vest on June 24, 2000 and the remaining two-thirds shall vest every 6 months thereafter, commencing as of June 24, 1999 in one-sixth increments; (vii) an option to purchase 10,000 shares of our common stock at an exercise price of $2.30 per share, of which one-third shall vest on November 23, 1999 and the remaining two-thirds shall vest every 6 months thereafter, commencing as of June 24, 1999 in one-sixth increments; and

(viii) an option to purchase 81,750 shares of our common stock at an exercise price of $.245 per share, vesting over 3 years, commencing as of July 19, 1999;
(ix) an option to purchase 214,879 shares of common stock at an exercise price of $3.75 per share, of which one-third shall vest on May 19, 2000 and the remaining two-thirds shall vest every 6 months thereafter, commencing as of May 19, 1999 in one-sixth increments; (x) an option to purchase 30,000 shares of common stock at an exercise price of $2.00 per share, of which one-third shall vest on July 21, 2000 and the remaining two-thirds shall vest every 6 months thereafter, commencing as of July 27, 1999 in one-sixth increments; (xi) an option to purchase 120,000 shares of our common stock at an exercise price of $2.00 per share, of which one-third shall vest on July 26, 2000 and the remaining two-thirds shall vest every 6 months thereafter, commencing as of July 27, 1999 in one-sixth increments; (xii) an option to purchase 4,000 shares of our common stock at an exercise price of $2.00 per share, of which one-third shall vest on July 26, 2000 and the remaining two-thirds shall vest every 6 months thereafter, commencing as of July 27, 1999 in one-sixth increments; and
(xiii) an option to purchase 25,000 shares of common stock at an exercise price $2.00 per share, of which one-twelfth shall vest on January 27, 2000 and the remaining eleven-twelfths shall vest every 3 months thereafter, commencing as of July 27, 1999 in one-twelfth increments.

TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and Registrar for Predict It's Common Stock is Continental Stock Transfer & Trust, Inc., subject to confirmation by the board of directors. As neither the convertible preferred stock nor the options is registered, Predict It acts as its own Transfer Agent and Registrar as to such securities.

                        SHARES ELIGIBLE FOR FUTURE SALE

     We currently have 11,700,000 (including 500,000 shares that are being held in escrow pending Predict It achieving certain milestones) shares of common stock outstanding, of which 9,000,000 shares are freely tradeable without restriction or further registration under the Securities Act of 1933. However, any shares purchased by an affiliate of ours will be subject to the resale limitations of Rule 144 under the Securities Act of 1933. An affiliate is a person who has a control relationship with us. The remaining shares of common stock are held by us. Rule 144 provides that a person who has satisfied a one-year holding period for any restricted shares may sell within any three-month period an amount of restricted shares that does not exceed the greater of:

          o one percent of that class of outstanding shares; or

          o the average weekly trading volume of that class of securities during the four calendar weeks prior to such sale.

     Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about us. In addition, under Rule 144, persons who are not affiliated with us and who have held their restricted shares for at least two years are not subject to the quantity limitations or the manner of sale restrictions.

     In addition, 1,000,000 shares of our common stock underlying the shares of Series A Preferred Stock will, upon conversion of the Series A Preferred Stock, be freely tradeable without restriction or further registration. Also, 206,750 shares of our common stock underlying the options will, upon exercise of the options, be freely tradeable without restriction or further registration.

REGISTRATION RIGHTS

     Upon completion of this offering, the holders of 2,700,000 shares of our common stock (including 500,000 shares of common stock being held in escrow pending Predict It achieving certain milestones, and 752,077 shares of common stock underlying 752,077 options to purchase common stock), or their permitted transferees, will be entitled to certain rights with respect to the registration of such shares under the Securities Act. Please see "Description of Capital Stock--Registration Rights" for a description of such rights. Upon a registration, these shares will become freely tradeable without restriction under the Securities Act. Any sales of securities by these stockholders could have a material adverse effect on the trading price of our common stock.

                                 LEGAL MATTERS

     The validity of the common stock offered under this prospectus will be passed upon for us by our counsel, Camhy Karlinsky & Stein LLP, New York, New York. An attorney affiliated with Camhy Karlinsky & Stein LLP may be deemed to have beneficial ownership of 2,415,152 shares of our common stock, although such beneficial ownership is disclaimed.

                                    EXPERTS

     This registration statement includes the financial statements of Predict It Inc., as of December 31, 1998, for the period from September 2, 1997 (inception) through December 31, 1997 and for the year ended December 31, 1998, and the financial statements of Virtual Stock Exchange, Inc. as of December 31, 1998 and for the period from January 7, 1997 (inception) through December 31, 1997 and for the year ended December 31, 1998, which have been audited by Richard A. Eisner and Company, LLP, independent certified public accountants. These financials have been included herein in reliance upon the audit reports appearing elsewhere herein, given upon the authority of said firm as experts in accounting and auditing.

                       DISCLOSURE OF COMPANY POSITION ON
                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

     Our certificate of incorporation and by-laws provide that we shall indemnify all directors and officers of ours to the fullest extent permitted by Delaware Law. Under such provisions, any director or officer, who in his capacity as such is made or threatened to be made, party to any suit or proceeding, shall be indemnified if it is determined that such director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of Predict It. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and persons controlling Predict It pursuant to the foregoing provision, or otherwise, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

     We maintain directors' and officers' liability insurance providing aggregate coverage of $5,000,000.

                                PREDICT IT INC.
                         INDEX TO FINANCIAL STATEMENTS

CONTENTS                                                                                                     PAGE
--------------------------------------------------------------------------------------------------------     ----

PREDICT IT INC.

Financial Statements

Independent auditors' report............................................................................      F-2

Balance sheets as of December 31, 1998 and March 31, 1999 (unaudited)...................................      F-3

Statements of operations for the period from September 2, 1997 (inception) through December 31, 1997, the year ended December 31, 1998 and the three months ended March 31, 1998 (unaudited) and March 31,
  1999 (unaudited)......................................................................................      F-4

Statements of changes in stockholders' equity for the period from September 2, 1997 (inception) through
  December 31, 1997, the year ended December 31, 1998 and the three months ended March 31, 1999
  (unaudited)...........................................................................................      F-5

Statements of cash flows for the period from September 2, 1997 (inception) through December 31, 1997, the year ended December 31, 1998 and the three months ended March 31, 1998 (unaudited) and March 31,
  1999 (unaudited)......................................................................................      F-6

Notes to financial statements...........................................................................      F-7


VIRTUAL STOCK EXCHANGE, INC.

Financial Statements

Independent auditors' report............................................................................     F-12

Balance sheets as of December 31, 1998 and March 31, 1999 (unaudited)...................................     F-13

Statements of operations for the period from January 7, 1997 (inception) through December 31, 1997, the year ended December 31, 1998, the three months ended March 31, 1998 (unaudited) and March 31, 1999
  (unaudited)...........................................................................................     F-14

Statements of changes in stockholders' equity for the period from January 7, 1997 (inception) through
  December 31, 1997, the year ended December 31, 1998 and the three months ended March 31, 1999
  (unaudited)...........................................................................................     F-15

Statements of cash flows for the period from January 7, 1997 (inception) through December 31, 1997, the year ended December 31, 1998, the three months ended March 31, 1998 (unaudited) and March 31, 1999
  (unaudited)...........................................................................................     F-16

Notes to financial statements...........................................................................     F-17

UNAUDITED PRO FORMA FINANCIAL STATEMENTS

Unaudited pro forma balance sheet as of March 31, 1999 and unaudited pro forma statements of operations for the three months ended March 31, 1999 and for the year ended December 31, 1998 and the notes
  thereto...............................................................................................     F-19

                          INDEPENDENT AUDITORS' REPORT

Board of Directors and Stockholders
Predict It Inc.
New York, New York

We have audited the accompanying balance sheet of Predict It Inc. as of December 31, 1998 and the related statements of operations, changes in stockholders' equity and cash flows for the year then ended and for the period from September 2, 1997 (inception) through December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements enumerated above present fairly, in all material respects, the financial position of Predict It Inc. as of December 31, 1998 and the results of its operations and its cash flows for the year then ended and for the period from September 2, 1997 (inception) through December 31, 1997 in conformity with generally accepted accounting principles.

New York, New York
April 28, 1999

With respect to Note H, June 9, 1999,
Note I, June 30, 1999 and
Note D, July 6, 1999

                                PREDICT IT INC.
                                 BALANCE SHEETS

                                                                          DECEMBER 31,    MARCH 31,       MARCH 31,
                                                                             1998            1999           1999
                                                                          ------------    -----------    -----------
                                                                                          (UNAUDITED)    (UNAUDITED)
                                                                                                         (PRO FORMA)
                                                                                                           NOTE A
                                ASSETS
Current assets:
  Cash.................................................................     $113,772       $ 170,101     $ 3,101,136
  Prepaid expenses and other current assets............................        4,075          26,813
                                                                            --------       ---------     -----------
Total current assets...................................................      117,847         196,914       3,101,136
  Capitalized software costs, net of accumulated amortization of $5,374
     and $13,436.......................................................       59,121          51,059          51,059
  Computer equipment, net of accumulated depreciation of $5,253 and
     $6,756............................................................       12,798          11,295          11,295
  Other assets.........................................................        9,128           7,070           7,070
                                                                            --------       ---------     -----------
                                                                            $198,894       $ 266,338     $ 3,170,560
                                                                            --------       ---------     -----------
                                                                            --------       ---------     -----------

                 LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued expenses................................     $ 72,729       $  34,094     $    34,094
                                                                            --------       ---------     -----------
Commitments (Notes D and H)
Stockholders' equity:
  Series A convertible preferred stock, $.001 par value, 1,000,000 shares authorized, 250,000 shares issued and outstanding in
     1998..............................................................          250
  Series B convertible preferred stock, $.001 par value, 1,000,000
     shares authorized, 183,338 issued and outstanding in 1998.........          183
  Common stock, $.001 par value, 2,000,000 shares authorized, 315,256
     shares issued and outstanding in 1998.............................          317
  Preferred stock, $.01 par value, 5,000,000 shares authorized, none issued at March 31, 1999; 1,000,000 Series A convertible preferred shares issued and outstanding pro forma (stated at liquidation
     preference of $3,000,000).........................................                                  $ 3,000,000
  Common stock, $.01 par value, 25,000,000 shares authorized, 5,000,000 shares issued and outstanding at March 31, 1999; 9,000,000 shares
     issued and outstanding pro forma..................................                       50,000          90,000
Additional paid-in capital.............................................      654,586         861,065         725,287
Deficit................................................................     (529,171)       (678,821)       (678,821)
                                                                            --------       ---------     -----------
                                                                             126,165         232,244       3,136,466
                                                                            --------       ---------     -----------
                                                                            $198,894       $ 266,338     $ 3,170,560
                                                                            --------       ---------     -----------
                                                                            --------       ---------     -----------

                       See notes to financial statements

                                PREDICT IT INC.
                            STATEMENTS OF OPERATIONS

                                                           SEPTEMBER 2,
                                                              1997
                                                           (INCEPTION)                        THREE MONTHS ENDED
                                                            THROUGH        YEAR ENDED             MARCH 31,
                                                           DECEMBER 31,    DECEMBER 31,    ------------------------
                                                              1997            1998            1998          1999
                                                           ------------    ------------    ----------    ----------
                                                                                                 (UNAUDITED)
Revenue:
  User fees.............................................                    $    7,712     $      135    $    2,800
  Advertising...........................................                         6,000                          797
                                                                            ----------     ----------    ----------
                                                                                13,712            135         3,597
                                                                            ----------     ----------    ----------
Costs and expenses:
  Site development/maintenance..........................                       177,783                       38,708
  Selling, general and administrative...................     $ 21,402          340,698         17,150       114,539
  Interest expense......................................                         3,000
                                                             --------       ----------     ----------    ----------
                                                               21,402          521,481         17,150       153,247
                                                             --------       ----------     ----------    ----------
Net loss................................................     $(21,402)      $ (507,769)    $  (17,015)   $ (149,650)
                                                             --------       ----------     ----------    ----------
                                                             --------       ----------     ----------    ----------
Net loss per share--basic and diluted...................     $   (.04)      $     (.21)    $     (.01)   $     (.03)
                                                             --------       ----------     ----------    ----------
                                                             --------       ----------     ----------    ----------
Weighted average number of shares outstanding...........      488,412        2,381,327      1,241,206     4,898,144
                                                             --------       ----------     ----------    ----------
                                                             --------       ----------     ----------    ----------

                       See notes to financial statements

                                PREDICT IT INC.
                 STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                                                  SERIES A               SERIES B
                                                                 CONVERTIBLE           CONVERTIBLE
                                          COMMON STOCK         PREFERRED STOCK       PREFERRED STOCK         COMMON STOCK
                                         PAR VALUE $.01        PAR VALUE $.001       PAR VALUE $.001       PAR VALUE $.001
                                      --------------------    ------------------    ------------------    ------------------
                                       SHARES      AMOUNT      SHARES     AMOUNT     SHARES     AMOUNT     SHARES     AMOUNT
                                      ---------    -------    --------    ------    --------    ------    --------    ------
Issuance of common stock for cash
  and equipment ($6,700)...........                                                                         94,500     $ 95
Issuance of common stock for cash..                                                                         40,500       41
  Net loss for the period
     September 2, 1997 (inception)
       through December 31, 1997...
                                                                                                          --------     ----
Balance at December 31, 1997.......                                                                        135,000      136
Issuance of common stock for cash..                                                                        165,000      165
Issuance of common stock as
  settlement for accrued interest..                                                                            578        1
Issuance of common stock for non-
  employee services................                                                                         14,678       15
Issuance of preferred stock for
  cash.............................                            250,000     $250
Issuance of preferred stock for
  cash.............................                                                  183,338     $183
  Net loss for the year ended
     December 31, 1998.............
                                                              --------     ----     --------     ----     --------     ----
Balance at December 31, 1998.......                            250,000      250      183,338      183      315,256      317
Issuance of preferred stock for
  cash.............................                                                  149,726      150
  Net loss for the three months
     ended March 31, 1999..........
Grant of options to employee by
  stockholder......................
  Recapitalization in connection
     with merger into WDC..........   5,000,000    $50,000    (250,000)    (250)    (333,064)    (333)    (315,256)    (317)
                                      ---------    -------    --------     ----     --------     ----     --------     ----
Balance at March 31, 1999
  (unaudited)......................   5,000,000    $50,000           0     $  0     $      0     $  0            0     $  0
                                      ---------    -------    --------     ----     --------     ----     --------     ----
                                      ---------    -------    --------     ----     --------     ----     --------     ----


                                     ADDITIONAL
                                      PAID-IN
                                      CAPITAL       DEFICIT      TOTAL
                                     ----------    ---------    --------
Issuance of common stock for cash
  and equipment ($6,700)...........   $  9,905                  $ 10,000
Issuance of common stock for cash..     29,959                    30,000
  Net loss for the period
     September 2, 1997 (inception)
       through December 31, 1997...                $ (21,402)    (21,402)
                                      --------     ---------    --------
Balance at December 31, 1997.......     39,864       (21,402)     18,598
Issuance of common stock for cash..     99,835                   100,000
Issuance of common stock as
  settlement for accrued interest..        657                       658
Issuance of common stock for non-
  employee services................     14,663                    14,678
Issuance of preferred stock for
  cash.............................    249,750                   250,000
Issuance of preferred stock for
  cash.............................    249,817                   250,000
  Net loss for the year ended
     December 31, 1998.............                 (507,769)   (507,769)
                                      --------     ---------    --------
Balance at December 31, 1998.......    654,586      (529,171)    126,165
Issuance of preferred stock for
  cash.............................    249,850                   250,000
  Net loss for the three months
     ended March 31, 1999..........                 (149,650)   (149,650)
Grant of options to employee by
  stockholder......................      5,729                     5,729
  Recapitalization in connection
     with merger into WDC..........    (49,100)                        0
                                      --------     ---------    --------
Balance at March 31, 1999
  (unaudited)......................   $861,065     $(678,821)   $232,244
                                      --------     ---------    --------
                                      --------     ---------    --------

                       See notes to financial statements

                                PREDICT IT INC.
                            STATEMENTS OF CASH FLOWS

                                                               SEPTEMBER 2,
                                                                  1997
                                                               (INCEPTION)                      THREE MONTHS ENDED
                                                                THROUGH        YEAR ENDED           MARCH 31,
                                                               DECEMBER 31,    DECEMBER 31,    ---------------------
                                                                  1997            1998           1998        1999
                                                               ------------    ------------    --------    ---------
                                                                                                    (UNAUDITED)
Cash flows from operating activities:
  Net loss..................................................     $(21,402)      $ (507,769)    $(17,015)   $(149,650)
  Adjustments to reconcile net loss to net cash used in
     operating activities:
     Depreciation and amortization..........................        1,122           95,210          560        9,565
     Stock issued for services..............................                        14,678
     Compensation expense related to option grant...........                                                   5,729
     Changes in:
       Prepaid expenses and other assets....................                       (13,203)      (1,022)     (20,680)
       Accounts payable and accrued expenses................        3,007           69,722        7,937      (38,635)
                                                                 --------       ----------     --------    ---------
Net cash used in operating activities.......................      (17,273)        (341,362)      (9,540)    (193,671)
                                                                 --------       ----------     --------    ---------
Cash flows from investing activities:
  Cost incurred to develop software.........................      (15,925)        (134,275)     (11,390)
  Purchase of computer equipment............................                       (11,318)
                                                                 --------       ----------     --------    ---------
                                                                  (15,925)        (145,593)     (11,390)
                                                                 --------       ----------     --------    ---------
Cash flows from financing activities:
  Issuance of capital stock.................................       33,267          600,658       50,000      250,000
  Loans from related parties................................                        60,000
  Loan repayments to related parties........................                       (60,000)
                                                                 --------       ----------     --------    ---------
Net cash provided by financing activities...................       33,267          600,658       50,000      250,000
                                                                 --------       ----------     --------    ---------
Net increase in cash........................................           69          113,703       29,070       56,329
Cash--beginning of period...................................                            69           69      113,772
                                                                 --------       ----------     --------    ---------
Cash--end of period.........................................     $     69       $  113,772     $ 29,139    $ 170,101
                                                                 --------       ----------     --------    ---------
                                                                 --------       ----------     --------    ---------
Supplemental disclosure of cash flow information:
  Interest paid during the period...........................                    $    3,000
Supplemental disclosures of noncash investing and financing
  activities:
  Issuance of common stock for equipment....................     $  6,700
  Issuance of common stock as settlement for accrued
     interest...............................................                    $      658

                       See notes to financial statements

                                PREDICT IT INC.
                         NOTES TO FINANCIAL STATEMENTS
     (INFORMATION WITH RESPECT TO MARCH 31, 1999 AND THE THREE MONTHS ENDED
                     MARCH 31, 1999 AND 1998 IS UNAUDITED)

NOTE A--THE COMPANY AND OPERATIONS

     On April 28, 1999, Predict It Corp. ("PIC"), which was formed in August 1998 in connection with the reincorporation of Sportscappers, Inc. (which was incorporated on September 2, 1997), was merged with and into WDC Development, Inc. ("WDC"), a non-operating public shell company. In connection with the merger, each of the common and preferred shares of PIC were exchanged for
5.5659453 shares of WDC's common stock, resulting in the issuance of 5,000,000 common shares of WDC. Immediately prior to the merger, the existing shareholders of WDC held 4,000,000 common shares and 1,000,000 preferred shares. Accordingly, upon completion of the merger, the shareholders of PIC owned 55.55% of the outstanding common shares of WDC and the premerger shareholders of WDC owned 44.45% of the outstanding common shares of WDC. The 1,000,000 shares of preferred stock owned by premerger shareholders of WDC are nonvoting and convertible into 1,000,000 shares of common stock of WDC. Upon completion of the merger, WDC's Board of Directors consisted of three members from PIC and two members from WDC. WDC's assets at the date of the merger consisted of $2,931,035 in cash, representing the proceeds remaining from $3,000,000 received in exchange for the issuance of 1,000,000 shares of preferred stock and $37,200 received in exchange for the issuance of 3,720,000 shares of common stock in February and March 1999. Following the merger, WDC changed its name to Predict It Inc. (the "Company").

     The merger has been accounted for as a recapitalization of PIC together with the issuance of 3,720,000 common shares and 1,000,000 preferred shares in exchange for net proceeds of $2,931,035. Retroactive effect has been given to the recapitalization in the accompanying historical financial statements at March 31, 1999 and all per share amounts and numbers of shares have been adjusted to reflect the exchange ratio.

     The accompanying pro forma balance sheet reflects the issuance of the preferred and common shares in exchange for $2,931,035, together with a charge to paid-in-capital of $26,813 for deferred merger costs included in the balance sheet at March 31, 1999, as if the merger had occurred on March 31, 1999. The remaining 280,000 common shares of WDC outstanding at the date of the merger are recorded in the pro forma balance sheet by a charge to additional paid-in capital for their par value of $2,800.

     The Company, which was in the development stage during 1997 and part of 1998, develops and distributes interactive Internet applications. The Company's "prediction exchange" allows users to pick and exchange predictions with other users. The Company's initial product offering, "Predict It! Sports", (originally launched as Sportscappers in March 1998 and relaunched in September 1998) allows users to pick and exchange predictions on sporting events with fellow users. The database engine then calculates the accuracy of these predictions and allows users to view the entries. Users may post predictions and view the predictions of others free of charge. Revenues are principally earned by the sale of advertisements either directly or on a revenue sharing basis with other websites through which the product is marketed. In addition, through November 1998, users were charged a transaction fee for accessing the predictions. Revenue is shared with the users each time their predictions are viewed.

NOTE B--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

1. REVENUE RECOGNITION:

     Transaction fees from users were recognized as revenue at the time predictions were accessed by users. Advertising revenue is earned from both fixed fee arrangements and fees based on the number of occasions a user views an advertisement ("impression"). Revenues under fixed fee arrangements, which provide for ads being shown month to month are recognized in the month the ads are exhibited. Revenue based on number of impressions is recognized at the time the guaranteed number of impressions is achieved, and thereafter in the period the impressions are delivered.

                                PREDICT IT INC.
                         NOTES TO FINANCIAL STATEMENTS
     (INFORMATION WITH RESPECT TO MARCH 31, 1999 AND THE THREE MONTHS ENDED
               MARCH 31, 1999 AND 1998 IS UNAUDITED)--(CONTINUED)

NOTE B--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

2. COMPUTER EQUIPMENT:

     Computer equipment is stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over an estimated useful life of three years.

3. SOFTWARE COSTS:

     In accordance with Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" issued in March 1998 and adopted by the Company, external direct costs of materials and services incurred and payroll and related benefits for employees who devoted time in connection with obtaining or developing internal use software were capitalized. Capitalized software costs are being amortized on a straight-line basis over an estimated useful life of two years. Amortization expense for the year ended December 31, 1998 and for the three months ended March 31, 1999 was approximately $90,000 and $8,000, respectively, and has been included in site development/maintenance in the accompanying statements of operations. Amortization for the year ended December 31, 1998, includes approximately $49,000 for the write off of unamortized software costs which were deemed to be impaired as a result of rebuilding the site through use of a new provider. Also, site development/maintenance expense in 1998 includes compensation of $64,678 paid to the former source provider related to the transition to the new website.

4. LOSS PER SHARE:

     Basic and diluted net loss per share is computed based on the weighted average number of common shares outstanding for the periods and gives retroactive effect to the shares issued in the recapitalization. Potential common shares resulting from exercise of options are not included in the calculation of diluted net loss per share as their effect would be anti-dilutive.

5. STOCK-BASED COMPENSATION:

     The Company accounts for its stock-based compensation plans using the intrinsic value method prescribed by Accounting Principles Board Opinion No. 25 ("APB No. 25"), "Accounting for Stock Issued to Employees." Under the provisions of APB No. 25, compensation arising from the grant of stock options is measured as the excess, if any, of the quoted market price of the Company's common stock at the date of the grant over the amount an employee must pay to acquire the stock.

6. ADVERTISING EXPENSE:

     Advertising is expensed as incurred. Advertising expense amounted to approximately $0 (1997), $23,000 (1998), $5,000 (3 months--1998) and $0
(3 months--1999).

7. USE OF ESTIMATES:

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

8. UNAUDITED FINANCIAL STATEMENTS:

     The financial information presented as of March 31, 1999 and for the three-month periods ended March 31, 1999 and 1998 is unaudited, but in the opinion of management contains all adjustments (consisting of only

                                PREDICT IT INC.
                         NOTES TO FINANCIAL STATEMENTS
     (INFORMATION WITH RESPECT TO MARCH 31, 1999 AND THE THREE MONTHS ENDED
               MARCH 31, 1999 AND 1998 IS UNAUDITED)--(CONTINUED)

NOTE B--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

normal recurring adjustments) necessary for a fair presentation of such financial information. Results of operations for interim periods are not necessarily indicative of those to be achieved for full fiscal years.

NOTE C--RELATED PARTY TRANSACTIONS

     During 1998, the Company borrowed and repaid $60,000 from two of its stockholders at rates of 12%--15%. Interest expense related to such loans amounted to $3,000 in 1998.

NOTE D--LEASE AGREEMENTS

     The Company has two month to month agreements to sublease office space. Rent expense was approximately $14,000 (1998), $800 (1997), $800
(3 months--1998) and $11,000 (3 months--1999). Other assets in the accompanying balance sheets include security deposits for the leases of $6,870. On July 6, 1999, the Company entered into a six year and two months lease for office space expiring August 2005 which provides for average monthly payments over the term of the lease of approximately $13,000 aggregating approximately $962,000.

NOTE E--STOCK OPTIONS

     On April 28, 1999, upon completion of the merger, the Company adopted the 1999 Stock Option Plan which provides for option grants to key employees, officers and consultants to purchase up to 1,500,000 shares of common stock at an exercise price not less than 85% of the fair market value on the grant date. The options, which will have maximum terms of ten years, may be either incentive stock options or nonstatutory options. The plan terminates after ten years.

     In October 1998 and January 1999, PIC granted options to purchase shares of Series B Preferred stock to two officers at exercise prices equivalent to the estimated fair value of the stock at date of grant. Upon the merger into WDC, the options were converted, based on the exchange ratio, into options to purchase 81,750 and 125,000 shares of the Company's common stock at exercise prices of $.245 and $.30 per share, respectively. The options for 125,000 shares, which expire in January 2004, are exerciseable upon grant and the options for the 81,750 shares which expire in October 2003 become exerciseable in three equal installments on July 19, 1999, 2000 and 2001. Additionally, in January 1999, one of such officers was granted an option by a major shareholder to purchase shares of Series B preferred stock, which upon the merger into WDC, was converted into an option to purchase 104,167 shares of the Company's common stock from such shareholder at an exercise price of $.245 per share. Compensation expense of $5,729 was charged to operations in the quarter ended March 31, 1999 in connection with such grant.

     As set forth in Note B[5], the Company applies APB No. 25 in accounting for its stock option incentive plans and, accordingly, recognizes compensation expense for the difference between the fair value of the underlying common stock and the exercise price of the option at the date of grant. Pro forma information regarding net income and earnings per share is required by Statement of Financial Accounting Standards No. 123 ("SFAS 123") "Accounting for Stock-Based Compensation" and has been determined as if the Company had accounted for its employee stock options under the fair value method of SFAS 123. The weighted average fair value of options granted in 1998 and 1999 was approximately $.17 and $.15, respectively. Such fair value was determined using the Black-Scholes option-pricing model with the following assumptions: dividend yield of 0%, volatility of 70%, risk free interest rate of 4.62%, and expected life of three years. For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the vesting period of the options. Had the Company elected to recognize compensation expense based on SFAS 123, pro forma net loss and net

                                PREDICT IT INC.
                         NOTES TO FINANCIAL STATEMENTS
     (INFORMATION WITH RESPECT TO MARCH 31, 1999 AND THE THREE MONTHS ENDED
               MARCH 31, 1999 AND 1998 IS UNAUDITED)--(CONTINUED)

NOTE E--STOCK OPTIONS--(CONTINUED)

loss per share for the year ended December 31, 1998 and the three months ended March 31, 1999 would have been approximately $(513,000) and $(187,000) and $(.22) and $(.04), respectively.

     See Note H for additional grants of stock options.

NOTE F--INCOME TAXES

     The Company provides for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS No. 109"). SFAS No. 109 requires deferred tax assets and liabilities to be recognized for the future tax consequences attributable to net operating loss carryforwards and for differences between the financial statement carrying amounts and tax bases of assets and liabilities. Deferred tax assets are reduced, if necessary, by a valuation allowance if it is more likely than not that some portion or all of the deferred tax assets will not be realized.

     The Company elected to be taxed as an S corporation under the Internal Revenue Code and accordingly, the Company was not subject to federal, state or local corporate income taxes as taxable income or loss flowed through directly to its stockholders. The Company terminated its S corporation status during August 1998 when it issued preferred stock and accordingly, effective at such time, the Company's income tax status was converted from a S corporation to that of a C corporation.

     As of December 31, 1998, the Company has a net operating loss carryforward of approximately $170,000, the utilization of which will be subject to limitations as a result of changes in stock ownership attributable to the merger. The Company at such date had a deferred tax asset of approximately $75,000 attributable to such carryforward which was offset by a valuation allowance.

     The following presents the income tax benefit and related increase in the valuation allowance. For periods prior to August 1998, when the Company was taxed as an S corporation the amounts are pro forma as if the Company was taxable as a C corporation:

                                                                                             THREE MONTHS ENDED
                                                                                                 MARCH 31,
                                                                                           ----------------------
                                                                   1997         1998         1998         1999
                                                                 ---------    ---------    ---------    ---------
Deferred:
  Federal.....................................................   $  (6,000)   $(142,000)   $  (5,000)   $ (42,000)
  State.......................................................      (4,000)     (81,000)      (3,000)     (24,000)
                                                                 ---------    ---------    ---------    ---------
     Total income tax benefit.................................     (10,000)    (223,000)      (8,000)     (66,000)
Valuation allowance...........................................      10,000      223,000        8,000       66,000
                                                                 ---------    ---------    ---------    ---------
Income tax provision (benefit)................................   $       0    $       0    $       0    $       0
                                                                 ---------    ---------    ---------    ---------
                                                                 ---------    ---------    ---------    ---------

NOTE G--PREFERRED STOCK

     The Board of Directors has the authority, without further action by the stockholders, to issue 5,000,000 shares of authorized preferred stock in one or more series and to fix the designation, powers, preferences, privileges and rights of such stock, and the qualifications, limitations or restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences. The 1,000,000 shares of Series A Preferred Stock, which was issued for $3,000,000 by WDC prior to the merger has a liquidation preference of $3.00 per share or $3,000,000, is nonvoting, does not provide for any dividend and is convertible into 1,000,000 shares of common stock on a share for share basis.

                                PREDICT IT INC.
                         NOTES TO FINANCIAL STATEMENTS
     (INFORMATION WITH RESPECT TO MARCH 31, 1999 AND THE THREE MONTHS ENDED
               MARCH 31, 1999 AND 1998 IS UNAUDITED)--(CONTINUED)

NOTE H--COMMITMENTS

1. EMPLOYMENT AGREEMENTS:

     In May 1999, the Company executed a three year employment agreement with its President. The agreement provides for an annual salary of $140,000, subject to increases at the discretion of the Compensation Committee of the Board of Directors. The agreement also provides for a discretionary performance bonus as determined by the Board. In connection with the employment agreement, the Company granted options to the President to purchase 537,198 shares common stock at an exercise price of $2.00 per share. The options vest in equal portions over three years and have anti-dilution protection. In addition, the President was granted five year performance based options to purchase 214,879 shares of common stock of the Company at an exercise price of $3.75 per share. Vesting of the options occurs as to 50% on May 1, 2000 and 50% on May 1, 2001 based on the number of registered users and page views exceeding certain targets by such dates.

     On June 9, 1999, the Company entered into a three-year employment agreement with an employee which provides for an annual base salary of $115,000 and an annual bonus not to exceed $20,000. In addition, the employee was granted an option to purchase 100,000 shares of common stock at an exercise price of $2.30. The option will vest over three years.

2. CONSULTING AND OTHER AGREEMENTS:

     In April 1999, the Company entered into an agreement with the Company's current Chairman (formerly the President and Chief Executive Officer), in connection with his resignation. The agreement provides for payments aggregating $62,500 and also provides for an option to purchase 100,000 shares of common stock at $.60 per share. The option vests quarterly through May 2000.

     On May 1, 1999, the Company executed a two year consulting agreement with Verus Capital Inc. ("Verus"), a stockholder of the Company. Verus will provide business advisory and consulting services for a monthly fee of $10,000.

NOTE I--SUBSEQUENT ACQUISITION

     On June 30, 1999, the Company acquired Virtual Stock Exchange, Inc. ("VSE"), a company which develops and distributes interactive internet applications where users manage hypothetical stock portfolios and conduct mock trading. VSE's stockholders exchanged all of their outstanding common stock for 2,700,000 shares of the Company's common stock, including 500,000 shares to be held in escrow with 50% of such shares being released in January 2000 and the remaining 50% to be released in January 2001, upon the Company attaining certain specified amounts of registered users and page views as of December 31, 1999 and December 31, 2000, respectively. If the milestones are not achieved, the shares will be returned to the Company and cancelled. The acquisition is being accounted for by the purchase method.

     In connection with the acquisition, the Company entered into three-year employment agreements with two former stockholders of VSE which provide for aggregate annual base salaries of $150,000 and annual aggregate bonuses not to exceed $30,000.

                          INDEPENDENT AUDITORS' REPORT

Board of Directors and Stockholders
Virtual Stock Exchange, Inc.
New York, New York

We have audited the accompanying balance sheet of Virtual Stock Exchange, Inc. as of December 31, 1998 and the related statements of operations, changes in capital deficiency and cash flows for the year then ended and for the period from January 7, 1997 (inception) through December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements enumerated above present fairly, in all material respects, the financial position of Virtual Stock Exchange, Inc. as of December 31, 1998 and the results of its operations and its cash flows for the year then ended and for the period from January 7, 1997 (inception) through December 31, 1997 in conformity with generally accepted accounting principles.

New York, New York
July 27, 1999

                          VIRTUAL STOCK EXCHANGE, INC.
                                 BALANCE SHEETS

                                                                                       DECEMBER 31,       MARCH 31,
                                                                                          1998               1999
                                                                                       ---------------    -----------
                                                                                                          (UNAUDITED)
                                       ASSETS
Current assets:
  Cash..............................................................................       $39,570         $  44,684
  Accounts receivable, net..........................................................        16,532            11,578
                                                                                           -------         ---------
  Total current assets..............................................................        56,102            56,262
  Capitalized software costs, net of accumulated amortization of $13,500 and
     $15,750........................................................................         4,500             2,250
  Computer equipment, net of accumulated depreciation of $3,281 and $5,459..........        19,374            27,632
  Other assets......................................................................         3,647             4,371
                                                                                           -------         ---------
                                                                                           $83,623         $  90,515
                                                                                           -------         ---------
                                                                                           -------         ---------

                         LIABILITIES AND CAPITAL DEFICIENCY
Current liabilities:
  Accrued expenses..................................................................       $ 1,303         $   2,600
  Accrued interest..................................................................                          10,000
  Capitalized lease obligation--current portion.....................................         6,187             9,489
                                                                                           -------         ---------
  Total current liabilities.........................................................         7,490            22,089
  Capitalized lease obligation......................................................         6,964            12,533
  Notes payable--stockholders.......................................................       100,000           100,000
  Accrued interest..................................................................         8,000
                                                                                           -------         ---------
                                                                                           122,454           134,622
                                                                                           -------         ---------
Commitments
Capital deficiency:
  Common stock, $10 par value, 1,500 shares authorized, 100 shares in 1998 and 107
     shares in 1999 issued and outstanding..........................................         1,000             1,070
  Additional paid-in capital........................................................        17,000           103,284
  Deficit...........................................................................       (56,831)         (148,461)
                                                                                           -------         ---------
                                                                                           (38,831)          (44,107)
                                                                                           -------         ---------
                                                                                           $83,623         $  90,515
                                                                                           -------         ---------
                                                                                           -------         ---------

                       See notes to financial statements.

                          VIRTUAL STOCK EXCHANGE, INC.
                            STATEMENTS OF OPERATIONS

                                                           JANUARY 7, 1997
                                                           (INCEPTION)                          THREE MONTHS ENDED
                                                             THROUGH           YEAR ENDED            MARCH 31,
                                                           DECEMBER 31,        DECEMBER 31,    ---------------------
                                                               1997               1998           1998        1999
                                                           ----------------    ------------    --------    ---------
                                                                                                    (UNAUDITED)
Revenue:
  User fees.............................................       $ 19,149          $ 16,461      $    973    $   1,829
  Advertising...........................................                           50,736        12,748       36,004
                                                               --------          --------      --------    ---------
                                                                 19,149            67,197        13,721       37,833
                                                               --------          --------      --------    ---------
Costs and expenses:
  Site development/maintenance..........................         25,305            49,460        13,517       15,452
  Selling, general and administrative...................         10,663            48,981        10,995      110,749
  Interest expense, net.................................          2,000             6,768           866        3,262
                                                               --------          --------      --------    ---------
                                                                 37,968           105,209        25,378      129,463
                                                               --------          --------      --------    ---------
  Net loss..............................................       $(18,819)         $(38,012)     $(11,657)   $ (91,630)
                                                               --------          --------      --------    ---------
                                                               --------          --------      --------    ---------

                       See notes to financial statements

                          VIRTUAL STOCK EXCHANGE, INC.
       STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (CAPITAL DEFICIENCY)

                                                               COMMON STOCK
                                                              PAR VALUE $10      ADDITIONAL
                                                             ----------------     PAID-IN
                                                             SHARES    AMOUNT     CAPITAL       DEFICIT      TOTAL
                                                             ------    ------    ----------    ---------    --------
Issuance of common stock for services.....................     100     $1,000     $ 17,000                  $ 18,000
  Net loss for the period January 7, 1997 (inception)
     through December 31, 1997............................                                     $ (18,819)    (18,819)
                                                              ----     ------     --------     ---------    --------
Balance at December 31, 1997..............................     100     1,000        17,000       (18,819)       (819)
  Net loss for the year ended December 31, 1998...........                                       (38,012)    (38,012)
                                                              ----     ------     --------     ---------    --------
Balance at December 31, 1998..............................     100     1,000        17,000       (56,831)    (38,831)
Issuance of common stock for services.....................       7        70        86,284                    86,354
  Net loss for the three months ended
     March 31, 1999.......................................                                       (91,630)    (91,630)
                                                              ----     ------     --------     ---------    --------
Balance at March 31, 1999 (unaudited).....................     107     $1,070     $103,284     $(148,461)   $(44,107)
                                                              ----     ------     --------     ---------    --------
                                                              ----     ------     --------     ---------    --------

                       See notes to financial statements

                          VIRTUAL STOCK EXCHANGE, INC.
                            STATEMENTS OF CASH FLOWS

                                                             JANUARY 7, 1997
                                                             (INCEPTION)                          THREE MONTHS ENDED
                                                               THROUGH           YEAR ENDED           MARCH 31,
                                                             DECEMBER 31,        DECEMBER 31,    --------------------
                                                                 1997               1998           1998        1999
                                                             ----------------    ------------    --------    --------
                                                                                                     (UNAUDITED)
Cash flows from operating activities:
  Net loss................................................       $(18,819)         $(38,012)     $(11,657)   $(91,630)
     Adjustments to reconcile net loss to net cash
       provided by (used in) operating activities:
     Depreciation and amortization........................          4,969            11,812         2,250       4,428
     Issuance of common stock for services................                                                     86,354
     Changes in:
       Accounts receivable................................                          (16,532)                    4,954
       Other assets.......................................                           (3,647)                     (724)
       Accrued expenses and accrued interest..............          2,625             6,678           376       3,297
                                                                 --------          --------      --------    --------
Net cash provided by (used in) operating activities.......        (11,225)          (39,701)       (9,031)      6,679
                                                                 --------          --------      --------    --------
Cash flows from investing activities:
  Purchase of computer equipment..........................         (2,414)           (6,242)
                                                                 --------          --------      --------    --------
Cash flows from financing activities:
  Loans from stockholders.................................         50,000            50,000
  Repayments on capital lease obligations.................                             (848)                   (1,565)
                                                                 --------          --------      --------    --------
Net cash provided by (used in) financing activities.......         50,000            49,152                    (1,565)
Net increase (decrease) in cash...........................         36,361             3,209        (9,031)      5,114
                                                                 --------          --------      --------    --------
Cash--beginning of period.................................                           36,361        36,361      39,570
                                                                 --------          --------      --------    --------
Cash--end of period.......................................       $ 36,361          $ 39,570      $ 27,330    $ 44,684
Supplemental disclosure of cash flow information:
  Interest paid during the period.........................                         $    768                  $  1,262
Supplemental disclosures of noncash investing and
  financing activities:
  Issuance of common stock for services...................       $ 18,000
  Purchase of equipment through capital lease.............                         $ 13,999                  $ 10,436

                       See notes to financial statements

                          VIRTUAL STOCK EXCHANGE, INC.
                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1998

     (INFORMATION WITH RESPECT TO MARCH 31, 1999 AND FOR THE PERIODS ENDED
                 MARCH 31, 1999 AND MARCH 31, 1998 IS UNAUDITED)

NOTE A--THE COMPANY AND OPERATIONS

     Virtual Stock Exchange, Inc. ("VSE"), which was formed in January 1997, develops and distributes interactive internet application where individuals create and manage hypothetical stock portfolios, conduct mock trading, and compete with other members for prize money based on their portfolio performance. The web site also provides quotes and research on U.S. financial markets through links to other sites and provides a forum for individuals to exchange ideas with other members on a variety of investment topics.

NOTE B--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

1. REVENUE RECOGNITION:

     The Company offers a basic service which, starting in 1998, is free to users. In addition, starting in 1998, the Company offers users a premium service as an upgrade to the basic service, for a monthly user fee. User fees are recognized as revenue pro rata over the subscription period.

     Advertising revenue is earned from both fixed fee arrangements and fees based on the number of occasions a user views an advertisement ("impression"). Revenues under fixed fee arrangements, which provide for ads being shown month-to-month are recognized in the month the ads are exhibited. Revenue based on number of impressions is recognized at the time the guaranteed number of impressions is achieved.

2. COMPUTER EQUIPMENT:

     Computer equipment is stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over an estimated useful life of three years.

3. SOFTWARE COSTS:

     In accordance with Statement of Position 98-1, of the American Institute of Certified Public Accountants "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" issued in March 1998 and adopted by the Company, external direct costs of materials and services incurred and payroll and related benefits for employees who devoted time in connection with obtaining or developing internal use software were capitalized. Capitalized software costs are being amortized on a straight-line basis over an estimated useful life of two years.

     Amortization expense for the year ended December 31, 1998 and the period from January 7, 1997 through December 31, 1997 was approximately $9,000 and $4,500, respectively and has been included in site development/maintenance in the accompanying financial statements. Amortization expense for the three months ended March 31, 1999 and 1998 was $2,250 for each period.

4. USE OF ESTIMATES:

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

5. UNAUDITED FINANCIAL STATEMENTS:

     The financial information presented as of March 31, 1999 and for the three-month periods ended March 31, 1999 and 1998 is unaudited, but in the opinion of management contains all adjustments (consisting of only normal recurring adjustments) necessary for a fair presentation of such financial information. Results of operations for interim periods are not necessarily indicative of those to be achieved for full fiscal years.

                          VIRTUAL STOCK EXCHANGE, INC.
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)
                               DECEMBER 31, 1998

     (INFORMATION WITH RESPECT TO MARCH 31, 1999 AND FOR THE PERIODS ENDED
                MARCH 31, 1999 AND MARCH 31, 1998 IS UNAUDITED)

NOTE C--RELATED PARTY TRANSACTIONS

     During 1997 and 1998, the Company borrowed an aggregate of $100,000 from its founders at an interest rate of 8% per annum. Interest expense related to such loans amounted to $2,000 (1997), $6,000 (1998), $1,000 (3 months--1998) and
$2,000 (3 months--1999). Interest is payable semi-annually beginning January 1, 2000 and the principal is due on June 1, 2002.

NOTE D--LEASE AGREEMENT

     The Company had a lease for office space that expired on June 30, 1999. The Company is continuing to lease the space on a month to month basis. Rent expense was approximately none (1997), $7,000 (1998), none (3 months--1998) and $3,000
(3 months--1999). Other assets in the accompanying balance sheets include security deposits for the leases of $3,647.

NOTE E--OBLIGATION UNDER CAPITAL LEASE

     Minimum future lease payments under a capital lease agreement for each of the remaining years and in the aggregate are:

                                                                       DECEMBER 31,    MARCH 31,
                                                                          1998           1999
                                                                       ------------    ---------
1999................................................................     $  9,690
2000................................................................        8,075       $14,545
2001................................................................                     10,507
2002................................................................                      4,450
                                                                         --------       -------
Total minimum lease payments........................................       17,765        29,502
Less amounts representing interest..................................        4,614         7,480
                                                                         --------       -------
Present value of minimum lease payments.............................       13,151        22,022
Less current portion of capital lease obligation....................        6,187         9,489
                                                                         --------       -------
Capital lease obligation, noncurrent................................     $  6,964       $12,533
                                                                         --------       -------
                                                                         --------       -------

     Interest expense on capital lease obligations was approximately $1,000 for the year ended December 31, 1998 and $1,300 for the three months ended March 31, 1999.

NOTE F--INCOME TAXES

     The Company has elected to be taxed as an S corporation for federal and state income tax purposes. The Company is subject to New York City corporate income tax. Federal and state income taxes on the Company's income are the responsibility of the individual stockholders.

NOTE G--SUBSEQUENT EVENT

     On June 30, 1999, VSE was acquired by Predict It Inc.

UNAUDITED PRO FORMA BALANCE SHEET AS OF MARCH 31, 1999 AND UNAUDITED PRO FORMA STATEMENTS OF OPERATIONS FOR THE THREE MONTHS ENDED MARCH 31, 1999 AND FOR THE YEAR ENDED DECEMBER 31, 1998

Business Acquired Subsequent to Year End

     On June 30, 1999, Predict It Inc. (the "Company") acquired all of the issued and outstanding common shares of Virtual Stock Exchange ("VSE"), a company which develops and distributes interactive internet applications, in exchange for 2,700,000 common shares of the Company (including 500,000 shares to be held in escrow) (the "Acquisition"). The Acquisition will be accounted for as a purchase. The shares held in escrow are to be released as follows: 50% of such shares in January 2000 and the remaining 50% to be released in January 2001 upon the Company attaining certain specified amounts of registered users and page views as of December 31, 1999 and December 31, 2000, respectively. If the milestones are not achieved, the shares will be returned to the Company and cancelled.

     The unaudited pro forma balance sheet is presented as if the Acquisition had occurred on March 31, 1999. The unaudited pro forma statements of operations for the three months ended March 31, 1999 and for the year ended December 31, 1998 are presented as if the Acquisition had occurred at the beginning of the periods presented.

     The pro forma financial statements have been prepared based on the audited and unaudited financial statements of the Company and VSE, which financial statements are included elsewhere in this Registration Statement. These pro forma financial statements are not intended to be indicative of the results that would have occurred on the dates indicated or which may be realized in the future.

                                PREDICT IT INC.
                       UNAUDITED PRO FORMA BALANCE SHEET
                                 MARCH 31, 1999

                                                       PREDICT IT INC.      VIRTUAL STOCK                     PRO FORMA
                                                       PRO FORMA FOR        EXCHANGE, INC.     PRO FORMA         FOR
                                                       REORGANIZATION(A)     HISTORICAL       ADJUSTMENTS    ACQUISITION
                                                       -----------------    --------------    -----------    -----------
                       ASSETS
Current assets:
  Cash..............................................      $ 3,101,136         $   44,684                     $ 3,145,820
  Accounts receivable...............................                              11,578                          11,578
                                                          -----------         ----------      -----------    -----------
Total current assets................................        3,101,136             56,262                       3,157,398
Capitalized software costs..........................           51,059              2,250                          53,309
Computer equipment..................................           11,295             27,632                          38,927
Intangibles.........................................                                          $ 1,364,107(b)   1,364,107
Other assets........................................            7,070              4,371                          11,441
                                                          -----------         ----------      -----------    -----------
                                                          $ 3,170,560         $   90,515      $ 1,364,107    $ 4,625,182
                                                          -----------         ----------      -----------    -----------
                                                          -----------         ----------      -----------    -----------
                    LIABILITIES
Current liabilities:
  Accounts payable and accrued expenses.............      $    34,094         $    2,600                     $    36,694
  Accrued interest..................................                              10,000                          10,000
  Capitalized lease obligations.....................                               9,489                           9,489
                                                          -----------         ----------      -----------    -----------
Total current liabilities...........................           34,094             22,089                          56,183
Long-term liabilities:
  Capitalized lease obligations.....................                              12,533                          12,533
  Notes payable, stockholders.......................                             100,000                         100,000
                                                          -----------         ----------      -----------    -----------
                                                               34,094            134,622                         168,716
                                                          -----------         ----------      -----------    -----------
                STOCKHOLDERS' EQUITY
Preferred stock.....................................        3,000,000                                          3,000,000
Common stock........................................           90,000              1,070           20,930        112,000
Additional paid-in-capital..........................          725,287            103,284        1,194,716      2,023,287
Deficit.............................................         (678,821)          (148,461)         148,461       (678,821)
                                                          -----------         ----------      -----------    -----------
Total stockholders' equity..........................        3,136,466            (44,107)       1,364,107      4,456,466
                                                          -----------         ----------      -----------    -----------
                                                          $ 3,170,560         $   90,515      $ 1,364,107    $ 4,625,182
                                                          -----------         ----------      -----------    -----------
                                                          -----------         ----------      -----------    -----------

                                PREDICT IT INC.
                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1998

                                                                              VIRTUAL
                                                                               STOCK                           ADJUSTED
                                                         PREDICT IT INC.    EXCHANGE, INC.    PRO FORMA       PRO FORMA
                                                          HISTORICAL        HISTORICAL        ADJUSTMENTS    CONSOLIDATED
                                                         ---------------    --------------    -----------    ------------
Revenue:
  User fees...........................................     $     7,712         $ 16,461                      $     24,173
  Advertising.........................................           6,000           50,736                            56,736
                                                           -----------         --------                      ------------
                                                                13,712           67,197                            80,909
                                                           -----------         --------                      ------------
Costs and expenses:
  Site development/maintenance........................         177,783           49,460                           227,243
  Selling, general and administrative.................         340,698           48,981        $ 114,000(d)       503,679
  Amortization of intangible..........................                                           455,000(c)       455,000
  Interest expense....................................           3,000            6,768                             9,768
                                                           -----------         --------        ---------     ------------
                                                               521,481          105,209          569,000        1,195,690
                                                           -----------         --------        ---------     ------------
Net loss..............................................     $  (507,769)        $(38,012)       $(569,000)    $ (1,114,781)
                                                           -----------         --------        ---------     ------------
                                                           -----------         --------        ---------     ------------
Net loss per share--basic and diluted.................     $     (0.21)                                      $       (.24)
                                                           -----------                                       ------------
                                                           -----------                                       ------------
Weighted average number of shares outstanding.........       2,381,327                                          4,581,327(e)
                                                           -----------                                       ------------
                                                           -----------                                       ------------

                                PREDICT IT INC.
                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                       THREE MONTHS ENDED MARCH 31, 1999

                                                                              VIRTUAL
                                                                               STOCK                           ADJUSTED
                                                         PREDICT IT INC.    EXCHANGE, INC.    PRO FORMA       PRO FORMA
                                                          HISTORICAL        HISTORICAL        ADJUSTMENTS    CONSOLIDATED
                                                         ---------------    --------------    -----------    ------------
Revenue:
  User fees...........................................     $     2,800         $  1,829                      $      4,629
  Advertising.........................................             797           36,004                            36,801
                                                           -----------         --------                      ------------
                                                                 3,597           37,833                            41,430
                                                           -----------         --------                      ------------
Costs and expenses:
  Site development/maintenance........................          38,708           15,452                            54,160
  Selling, general and administrative.................         114,539          110,749        $  29,000(d)       254,288
  Amortization of intangible..........................                                           114,000(c)       114,000
  Interest expense....................................                            3,262                             3,262
                                                           -----------         --------        ---------     ------------
                                                               153,247          129,463          143,000          425,710
                                                           -----------         --------        ---------     ------------
Net loss..............................................     $  (149,650)        $(91,630)       $(143,000)    $   (384,280)
                                                           -----------         --------        ---------     ------------
                                                           -----------         --------        ---------     ------------
Net loss per share--basic and diluted.................     $     (0.03)                                      $      (0.05)
                                                           -----------                                       ------------
                                                           -----------                                       ------------
Weighted average number of shares outstanding.........       4,898,144                                          7,098,144(e)
                                                           -----------                                       ------------
                                                           -----------                                       ------------

                                PREDICT IT INC.
               NOTES TO UNAUDITED PRO FORMA FINANCIAL INFORMATION

     (a) Reflects the merger with and into WDC Development, Inc., which was consummated on April 28, 1999. The merger has been accounted for as a recapitalization.

     (b) Represents the purchase price ($1,320,000 which is computed on the basis of 2,200,000 shares issued as consideration valued at $.60 per share) plus the net liabilities assumed of $44,107. Does not include 500,000 shares of the Company's common stock to be held in escrow with 50% of such shares being released in January 2000 and the remaining 50% to be released in January 2001, upon the Company attaining certain specified amounts of registered users and page views.

     (c) Represents amortization expense of intangibles resulting from the acquisition, which is being amortized over a period of 3 years.

     (d) Represents the impact of employment agreements entered into upon consummation of the acquisition.

     (e) Does not include 500,000 held in escrow. See item (b) above.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The registrant's articles of incorporation eliminate the personal liability of directors to the registrant or its stockholders for monetary damages for breach of fiduciary duty to the extent permitted by Delaware law. The registrant's articles of incorporation and by-laws provide that the registrant shall indemnify its officers and directors to the extent permitted by Delaware law, which authorizes a corporation to indemnify directors, officers, employees or agents of the corporation in non-derivative suits if such party acted in good faith and in a manner such party reasonably believed to be in or not opposed to the best interest of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The Delaware General Corporation Act further provides that indemnification shall be provided if the party in question is successful on the merits or otherwise. The Company also has insurance policies which covers acts by directors and officers of the Company.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the costs and expenses, payable in connection with the sale of the common stock being registered hereby. Except for the Commission's registration fee, all expenses are estimated.

ITEM                                                                      AMOUNT
---------------------------------------------------------------------   -----------
SEC registration fee.................................................   $  4,057.60
Printing and engraving expenses......................................   $ 25,000.00
Legal fees and expenses..............................................   $ 60,000.00
Auditors' accounting fees and expenses...............................   $ 40,000.00
Miscellaneous expenses...............................................   $  5,942.40
                                                                        -----------
  Total..............................................................   $135,000.00
                                                                        -----------
                                                                        -----------

     In addition, holders of the shares being registered under this registration statement will be responsible for all selling commissions, transfer taxes and related charges in connection with the offer and sale of the shares offered.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

     On July 27, 1999, we issued to Miranda Langan, an employee, an option to purchase 30,000 shares of our common stock at an exercise price of $2.00 per share. On July 27, 1999, we also issued to Alana Oldham, an employee, an option to purchase 120,000 shares of our common stock at an exercise price of $2.00 per share. In addition, on July 27, 1999, we issued to Joanne Van Wranken, an employee, an option to purchase 4,000 shares of our common stock at an exercise price of $2.00 per share. Finally, on July 27, 1999, we issued to Peter Norris, an employee, an option to purchase 25,000 shares of our common stock at an exercise price of $2.00 per share. In connection with these transactions, we relied on the statutory exemption provided by Section 4(2) of the Securities Act of 1933, because these issuances did not involve public offerings.

     On June 30, 1999, we acquired Virtual Stock Exchange, Inc. from its 3 stockholders, and issued to them an aggregate of 2,700,000 shares of our common stock. In connection with these transactions we relied on the statutory exemption provided by Section 4(2) of the Securities Act of 1933, because these issuances did not involve public offerings.

     On June 24, 1999, we issued to Robert Jacobs, an employee, an option to purchase 27,250 shares of our common stock at an exercise price of $2.30 per share. On June 24, 1999, we also issued to Brendan McGovern, an employee, an option to purchase 10,000 shares of our common stock at an exercise price of $2.30 per share. In addition, on June 24, 1999, we issued to Geordie Pace, an employee, an option to purchase 100,000 shares of our common stock at an exercise price of $2.30 per share. Finally, on June 24, 1999, we issued to Jihan Kim, an employee, an option to purchase 40,000 shares of our common stock at an exercise price of $2.30 per share. In connection with these transactions, we relied on the statutory exemption provided by Section 4(2) of the Securities Act of 1933, because these issuances did not involve public offering.

     On April 28, 1999, we completed a merger with Predict It Corp. In connection with the merger, we converted all of the outstanding capital stock in Predict It Corp. into an aggregate of 5,000,000 shares of our common stock. We relied on the statutory exemption provided by Section 4(2) of the Securities Act of 1933, because these issuances did not involve public offerings. On April 28, 1999, we completed an offering of 1,000,000 shares of our Series A Preferred Stock to several institutional investors. We raised $3,000,000 from that offering, which was made pursuant to the exemption from registration provided by Rule 506 of Regulation D, promulgated under the Securities Act of 1933 as an offering solely to accredited investors not involving any public offering.

     On March 4, 1999, we completed an offering of 713,600 shares of our common stock to several institutional investors. We raised $7,136 from that offering which was made pursuant to the exemption from registration provided by Rule 504 of Regulation D, promulgated under the Securities Act of 1933 as an offering solely to accredited investors not involving any public offering.

     On February 25, 1999, we completed an offering of 25,000 shares of our common stock to 2 individuals and 1 entity in return for consulting services provided to us. The offering was made pursuant to the exemption from registration provided by Rule 504 of Regulation D, promulgated under the Securities Act of 1933 as an offering solely to accredited investors not involving any public offering.

     On February 19, 1999, we completed an offering of 3,006,400 shares of our common stock to several institutional investors. We raised $30,064 from that offering which was made pursuant to the exemption from registration provided by Rule 504 of Regulation D, promulgated under the Securities Act of 1933 as an offering solely to accredited investors not involving any public offering.

     On January 11, 1999, our predecessor, Predict It Corp., issued to Tom Courts, our former President and Chief Executive Officer, an option to purchase 22,458 shares of Series B Preferred Stock at an exercise price of $1.6697 per share. We relied on the statutory exemption provided by Section 4(2) of the Securities Act of 1933, because the issuance did not involve a public offering. In connection with the reverse acquisition of Predict It Corp., the option was converted into an option to acquire 125,000 shares of our common stock at an exercise price of $.30 per share. The option is exercisable at any time and expires on January 11, 2004.

     On October 3, 1998, Predict It Corp. issued to Robert Jacobs, an employee, an option to purchase 14,678 shares of Series B Preferred Stock at an exercise price of $1.3636 per share. We relied on the statutory exemption provided by
Section 4(2) of the Securities Act of 1933, because the issuance did not involve a public offering. In connection with the reverse acquisition of Predict It Corp., the option was converted into an option to acquire 81,750 shares of our common stock at an exercise price of $.245 per share. The option is exercisable in three equal amounts on each of July 19, 1999, July 19, 2000 and July 19, 2001.

     On January 15, 1996, we issued 255,000 shares of our common stock to the three original members of the Board of Directors. We raised $255 from that issuance, which was made pursuant to the statutory exemption provided by Section 4(2) of the Securities Act of 1933, because these issuances did not involve public offerings.

ITEM 27. EXHIBITS.

     The following exhibits are filed as part of this registration statement:

EXHIBIT
NUMBER                                           DESCRIPTION OF DOCUMENT
------   --------------------------------------------------------------------------------------------------------
  2.1    Agreement and Plan of Merger by and between Predict It Corp. and WDC Development, Inc.*
  2.2    Agreement and Plan of Merger and Reorganization by and among the Registrant, PII Acquisition Corp.,
         Virtual Stock Exchange, Inc., Gary Cheng, Howard Yen and Scott Appleby*
  3.1    Certificate of Incorporation of the Registrant, as amended*
  3.2    By-Laws of the Registrant*
  4.1    Certificate of Designation of Series A Preferred Stock*
  4.2    Specimen of Registrant's Common Stock*

EXHIBIT
NUMBER                                           DESCRIPTION OF DOCUMENT
 ----    --------------------------------------------------------------------------------------------------------
  4.3    Registration Rights Agreement by and among the Registrant, Gary Cheng, Howard Yen and Scott Appleby*
  5.1    Opinion and Consent of Camhy Karlinsky & Stein LLP*
 10.1    1999 Stock Option Plan*
 10.2    Employment Agreement between Registrant and Andrew Merkatz*
 10.3    Employment Agreement between Registrant and Howard Yen*
 10.4    Transition Agreement between Registrant and Tom Courts*
 10.5    Employment Agreement between Registrant and Gary Cheng*
 10.6    Employment Agreement between Registrant and Geordie Pace*
 23.1    Consent of Camhy Karlinsky & Stein LLP, included in Exhibit 5.1*
 23.2    Consent of Richard A. Eisner & Company, LLP*
 24      Power of Attorney, included in II-4.*

------------------
* filed herewith

ITEM 28. UNDERTAKINGS.

     1. To file, during any period in which offers or sales of the securities are being made, a post-effective amendment to this registration statement to:

          (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended

          (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered may be reflected in the form of prospectus filed with the Commission under Rule 424(b) if, in aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (iii) To include any additional or changed material information on the plan of distribution.

     2. That, for the purpose of determining liability under the Securities Act or 1933, it shall treat each post-effective amendment as a new registration statement of the securities offered, and treat the offering of the securities at that time as an initial bona fide offering.

     3. To remove from registration by means of a post-effective amendment any of the securities being registered which remains unsold at the termination of the offering.

     To the extent that indemnification for liabilities arising under the Securities Act or 1933 may be permitted to directors, officers and controlling persons of the company pursuant to the provisions described in Item 15, or otherwise, the company has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

     In the event a claim for indemnification against such liabilities, other than the payment by the company of expenses incurred or paid by a director, officer of controlling person of the company in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the shares being registered hereby, the company will, unless, in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question as to whether such indemnification by the company against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM SB-2 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF NEW YORK, STATE OF NEW YORK, ON THE 13TH DAY OF AUGUST,1999.

                                          PREDICT IT INC.

                                          By:         /s/ ANDREW MERKATZ
                                             ----------------------------------

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Andrew Merkatz, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this registration statement, any related registration statements and any subsequent registration statement filed by the Registrant pursuant to Rule 462(b) of the Securities Act of 1933 and to file same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agent, full power and authority to do separately and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could so in person, hereby ratifying and confirming all that said attorneys-in-fact and agent, or their substitutes may lawfully do or cause to be done by virtue hereof.

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

                SIGNATURE                                       TITLE                              DATE
------------------------------------------  ----------------------------------------------   ----------------
            /s/ ANDREW MERKATZ              President and Director                            August 13, 1999
------------------------------------------  (Principal Executive Officer)
              Andrew Merkatz

              /s/ TOM COURTS                Director                                          August 13, 1999
------------------------------------------
                Tom Courts

           /s/ ANDREW WEISSMAN              Director                                          August 13, 1999
------------------------------------------
             Andrew Weissman

              /s/ AJMAL KHAN                Director                                          August 13, 1999
------------------------------------------
                Ajmal Khan

           /s/ KEITH ROSENBLOOM             Director                                          August 13, 1999
------------------------------------------
             Keith Rosenbloom

              /s/ CAROL LEE                 Director                                          August 13, 1999
------------------------------------------
                Carol Lee

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                                           DESCRIPTION OF DOCUMENT
------   --------------------------------------------------------------------------------------------------------
  2.1    Agreement and Plan of Merger by and between Predict It Corp. and WDC Development, Inc.*
  2.2    Agreement and Plan of Merger and Reorganization by and among the Registrant, PII Acquisition Corp.,
         Virtual Stock Exchange, Inc., Gary Cheng, Howard Yen and Scott Appleby*
  3.1    Certificate of Incorporation of the Registrant, as amended*
  3.2    By-Laws of the Registrant*
  4.1    Certificate of Designation of Series A Preferred Stock*
  4.2    Specimens of Registrant's Common Stock*
  4.3    Registration Rights Agreement by and among the Registrant, Gary Cheng, Howard Yen and Scott Appleby*
  5.1    Opinion and Consent of Camhy Karlinsky & Stein LLP*
 10.1    1999 Stock Option Plan*
 10.2    Employment Agreement between Registrant and Andrew Merkatz*
 10.3    Employment Agreement between Registrant and Howard Yen*
 10.4    Transition Agreement between Registrant and Tom Courts*
 10.5    Employment Agreement between Registrant and Gary Cheng*
 10.6    Employment Agreement between Registrant and Geordie Pace*
 23.1    Consent of Camhy Karlinsky & Stein LLP, included in Exhibit 5.1*
 23.2    Consent of Richard A. Eisner & Company, LLP*
 24      Power of Attorney*

------------------
* filed herewith